                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       INTEGRATED SURGICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       INTEGRATED SURGICAL SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 6, 1999


To the Stockholders of Integrated Surgical Systems, Inc.:


     Notice is hereby given that a Special Meeting of Stockholders of Integrated Surgical Systems, Inc., a Delaware corporation (the "Company"), will be held on October 6, 1999, at the Company's executive offices, 1850 Research Park Drive, Davis, California 95616-4884, at the hour of 9:00 A.M., for the following purposes:



     1. To approve the issue and sale to ILTAG International Licensing Holding S.A.L., Bernd Herrmann and Urs Wettstein of an aggregate of 2,922,396 shares of common stock and warrants to purchase an additional number of shares of common stock, at an exercise price of $1.02656 per share, that would give them 40% of the fully diluted common stock, for a total purchase price of $4 million pursuant to a Stock and Warrant Purchase
         Agreement dated as of August   , 1999. As a condition of the sale,
         Messrs. Herrmann, Wettstein and Falah Al-Khadi, the Vice Chairman of The Dogmoch Group of Companies, the corporate parent of ILTAG International Licensing Holding S.A.L., will become three of the five members of the Board of Directors of the Company.


     2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.


     Only stockholders of record at the close of business on August 20, 1999 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.


     A list of stockholders entitled to vote at the Special Meeting will be open to examination by any stockholder for any purpose germane to the meeting, at the executive offices of the Company, 1850 Research Park Drive, California 95616-4884, for a period of ten days prior to the Special Meeting. Such list also shall be available during the Special Meeting.

                                          By Order of the Board of Directors

                                          MARK W. WINN
                                          Secretary

Davis, California

September   , 1999


                                   IMPORTANT:

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                       INTEGRATED SURGICAL SYSTEMS, INC.
                            1850 RESEARCH PARK DRIVE
                          DAVIS, CALIFORNIA 95616-4884
                                 (530) 792-2600
                            ------------------------

                                PROXY STATEMENT
                            ------------------------


     This Proxy Statement is being furnished to holders of shares of common stock, par value $.01 per share (the "Common Stock"), of Integrated Surgical Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 9:00 a.m., on Wednesday, October 6, 1999 at the Company's executive offices, 1850 Research Park Drive, Davis, California 95616-4884. At the Special Meeting, Stockholders will vote on a proposal to approve the issue and sale (the "Sale") to ILTAG International Licensing S.A.L. ("ILTAG"), Bernd Herrmann and Urs Wettstein of an aggregate of 2,922,396 shares of Common Stock and three years warrants to purchase an additional number of shares of Common Stock, at an exercise price of $1.02656 per share, that would give them 40% of the fully diluted Common Stock, for a total purchase price of $4 million pursuant to a Stock and Warrant Purchase Agreement dated as of August
  , 1999 (the "Purchase Agreement"). As a condition of the Sale, Messrs. Herrmann, Wettstein and Falah Al-Khadi, Vice Chairman of The Dogmoch Group of Companies ("Dogmoch"), the corporate parent of ILTAG, will become three of the five members of the Company's Board of Directors, and James C. McGroddy, Paul A.
H. Pankow, Patrick G. Hays and Gerald D. Knudson will resign from the Board. John N. Kapoor will remain a Director and Ramesh C. Trivedi, Chief Executive Officer and President of the Company and a Director of the Company from November 1995 to April 26, 1999, will be appointed a Director of the new Board.



     The Board of Directors by this Proxy Statement and the enclosed proxy card is soliciting proxies from holders of its Common Stock (the "Stockholders") to approve the proposed Sale at the Special Meeting. The Company is submitting the proposed Sale to Stockholders for approval in accordance with the rules of the Nasdaq Stock Market, Inc. since the Sale involves a change in control and the issuance of 20% or more of the outstanding Common Stock.



     Only stockholders of record as of the close of business on August 20, 1999 will be entitled to vote at the Special Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding as of August 20, 1999, was 8,928,513 shares. The Common Stock is the only outstanding class of securities of the Company entitled to vote. Each share of Common Stock has one vote.



     The affirmative vote by the majority of the votes present at the Special Meeting and entitled to vote is required to approve the Sale. All proxies will be counted for determining the presence of a quorum. In the absence of specific instructions, all proxies duly executed and received by the Company will be voted FOR the Sale. Shares represented by proxies which are marked "abstain" will only be counted for the purpose of determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.



     A proxy may be revoked at any time before being voted by sending a new proxy bearing a later date or a revocation notice to the Company at the above address, attn: Secretary, or by notifying the Secretary of the Company at the Special Meeting. The Company will pay all costs of this solicitation. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The Company will solicit proxies by mail. Officers and other employees of the Company also may solicit proxies by telephone, telegram or in person, but no additional compensation will be paid to such individuals. This
Proxy Statement is being mailed on or about September   , 1999.

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
SALE OF SHARES AND WARRANTS
  General...................................................    3
  Change in Control.........................................    3
  Interest of Certain Persons in the Sale...................    4
  Reasons for the Sale......................................    4
  Discussions Leading to the Sale...........................    5
  Recommendation of the Board of Directors..................    7
  Consequences of Failure to Approve the Sale...............    9
  No Dissenter's Appraisal Rights...........................    9
  Purchase Agreement........................................    9
  Warrants..................................................    9
  Registration Rights.......................................   10
  Distribution Agreement....................................   10
  Preferred Stock Financings................................   11
  Capitalization............................................   12
  Effect on Book Value Per Share............................   13
  Dilution..................................................   14
  Tax Consequences to the Company...........................   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS
  Year Ended December 31, 1998 As Compared to Year Ended
     December 31, 1997......................................   16
  Six Months Ended June 30, 1999 As Compared to Six Months
     Ended June 30, 1998....................................   18
  Liquidity and Capital Resources...........................   19
  Year 2000 Compliance......................................   20
  Employees.................................................   21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   22
GENERAL INFORMATION
  Information About the Board of Directors and its
     Committees.............................................   24
  Executive Compensation....................................   25
  Stock Options.............................................   25
  Certain Transactions......................................   26
  Independent Auditors......................................   28

OTHER MATTERS...............................................   28

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

APPENDIX I  Stock and Warrant Purchase Agreement Exhibit A:
            Schedule of Purchasers Exhibit B: Form of
            Warrants Exhibit C: Registration and
            Stockholders Rights Agreement

                PROPOSAL TO APPROVE SALE OF SHARES AND WARRANTS



GENERAL



     On August   , 1999 the Company entered into a Stock and Warrant Purchase
Agreement (the "Purchase Agreement") with ILTAG, Bernd Herrmann and Urs Wettstein (collectively, the "Purchasers") for the issue and sale of an aggregate of 2,922,396 shares of Common Stock (the "Shares") and three-year warrants (the "Warrants") to purchase an additional number of shares of Common Stock that would give the Purchasers the right to purchase 40% of the fully diluted Common Stock (the "Warrants Shares"). The exercise price of the Warrants is $1.02656 per share. The total purchase price for the Shares and Warrants is $4 million. The total number of Warrants to be issued to the Purchasers will be determined at closing, assuming that all outstanding convertible securities were converted and all outstanding warrants and stock options were exercised as of that date, at the conversion or exercise price then in effect. Based upon the assumptions set forth under the caption "Dilution," the Company estimates that the Purchasers will receive Warrants to purchase 10,158,000 shares of Common Stock. If 10,158,000 Warrants are exercised, the Company will receive an additional $10,427,746. The form of Purchase Agreement is annexed as Appendix I to this Proxy Statement and the form of Warrant appears as Exhibit B to Appendix I.



     ILTAG will purchase 1,461,198 shares and one-half of the total number of Warrants for $2 million. Messrs. Herrmann and Wettstein will each purchase 730,599 shares and one-quarter of the total number of Warrants for $1 million. Messrs. Herrmann and Wettstein have advised the Company they will use their personal funds to pay the purchase price, and ILTAG has advised the Company that Dogmoch will make a capital contribution to ILTAG to fund all but $100,000 of its purchase price, with the remainder to come from ILTAG's available cash.



     ILTAG is a Lebanese company that invests in health care and information technology companies. Dogmoch provides consulting and support services to over 20 German companies doing business in countries throughout the Middle East. The principal stockholder of Dogmoch is M.Y. Dogmoch. The Company was introduced to Mr. Dogmoch by Manfred Schmitt, a German venture capitalist and entrepreneur. Mr. Schmitt was introduced to the Company by Dr. Andre Bauer, an orthopedic surgeon at a clinic in Frankfurt, Germany that performs hip surgery with the ROBODOC System. The Company, three of its directors, Messrs. Schmitt and Dogmoch are investors in a private orthopedic clinic organized by Dr. Bauer in Marbella, Spain. See "General Information -- Certain Transactions".



     Bernd Herrmann is a German venture capitalist who was an asset manager at Deutsche Bank A.G. and Commerzbank A.G. He is on the supervising boards of several European high-tech companies. Urs Wettstein is a Swiss tax and accounting consultant. He has served on the boards of several private Swiss companies.



     The Company also has negotiated a distribution agreement with a distributor based in Germany, of which Manfred Schmitt is the principal owner, that would give the distributor the exclusive right to distribute the Company's products in Europe, the Middle East and Africa. The distribution agreement obligates the distributor to purchase minimum quantities of the Company's products in 1999 and 2000 and to make advance payments of $400,000 per month to the Company through 2000, which may be offset against product purchases.



     The Company believes that through the business relationships of the Purchasers and Mr. Schmitt it will improve its ability to expand the customer base for the ROBODOC system throughout Europe, and with assistance from Dogmoch, develop a customer base in the Middle East.


CHANGE IN CONTROL


     Following the Sale, the Purchasers will own approximately 24.67% of the shares of Common Stock outstanding on August 20, 1999, and together with the Warrants, approximately 40% of the Common Stock on a fully diluted basis. As a condition of the Sale, Messrs. Herrmann, Wettstein and Falah Al-Khadi, the Vice Chairman of Dogmoch, will become three of the five members of the Board of Directors. Since the Purchasers will have control of the Board and effective voting control of the Company following the Sale, the Sale will result in a change in control of the Company.



     The Board of Directors consists of six members. The Directors of the Company are James C. McGroddy (Chairman), John N. Kapoor, Paul A. H. Pankow, Gerald D. Knudson and Patrick G. Hays, all of whom were elected at the Company's Annual Meeting of Stockholders on April 27, 1999. There is one vacancy on the Board.



     If the Sale is approved by Stockholders and the other conditions to closing are satisfied, Dr. McGroddy and Messrs. Pankow, Knudson and Hays will resign from the Board immediately prior to the closing of the Sale, and they will be replaced by Messrs. Al-Khadi, Herrmann and Wettstein. Following the Sale, the Board will consist of five members. Dr. John N. Kapoor will continue to serve as a Director and Dr. Ramesh C. Trivedi will be appointed to fill the remaining vacancy on the Board. Messrs. Al-Khadi, Herrmann and Wettstein, as well as Dr. Trivedi, have consented to be named in this Proxy Statement and to serve as Directors if the Sale is approved by Stockholders.



     Information with respect Messrs. Al-Khadi, Herrmann and Wettstein, as well as Dr. Trivedi, is set forth below.



NAME                                   AGE         PRINCIPAL OCCUPATION AND RELATED INFORMATION
----                                   ---         --------------------------------------------
Falah Al-Khadi.......................  50    Vice Chairman of the Dogmoch Group of Companies since
                                             1994; owner and Managing Director of Business Advising
                                             Bureau in Abu Dhabi from 1981 to 1993.
Bernd Herrmann.......................  32    Private investor since 1997; Asset Manager, Commerzbank
                                             AG, Frankfurt/Main, Germany from 1995 to 1997 and
                                             Deutsche Bank AG, Mannheim and Kaiserslautern, Germany
                                             from 1986 to 1995.
Urs Wettstein........................  44    Private investor; independent tax and accounting
                                             consultant in Zurich, Switzerland since 1983; Financial
                                             and Tax Consultant, Coopers and Lybrand, Zurich,
                                             Switzerland from 1977 to 1982.
Ramesh C. Trivedi....................  59    Chief Executive Officer of the Company since November
                                             1995; Director of the Company from November 1995 through
                                             April 1999; consultant to the Company from February 1995
                                             until November 1995; Principal of California Biomedical
                                             Consultants (an international consulting firm) since
                                             1987; President and Chief Executive Officer of DigiRad
                                             Corporation (a medical imaging company) from 1985 to
                                             1986.



INTEREST OF CERTAIN PERSONS IN THE SALE



     Ramesh C. Trivedi, Chief Executive Officer and President of the Company, and a Director of the Company from November 1995 to April 1999, may be deemed to have an interest in the Sale since a condition of the Sale is the appointment of Dr. Trivedi to the Company's Board of Directors.



     Dr. Trivedi resigned his positions with the Company on April 26, 1999. Following his resignation he continued marketing and selling the Company's products, and together with John N. Kapoor, negotiated the terms of the Sale.



     The Board of Directors has amended options granted to James C. McGroddy, Paul A.H. Pankow, Patrick G. Hays and Gerald D. Knudson, independent Directors of the Company who will resign as a condition of the Sale prior to closing, to accelerate vesting and eliminate termination provisions that would have otherwise terminated their options upon their resignation. See "General Information -- Certain Transactions".


REASONS FOR THE SALE


     The Company requires additional financing to fund its operations and research and development activities until it generates sufficient cash flow from sales of its semi-autonomous surgical robotic systems. The Company experienced net losses of approximately $10.3 million and approximately $4.5 million during 1998 and 1997, respectively, and a net loss of approximately $4.7 million for the six months ended June 30, 1999.

Since 1998, the Company has incurred significant expenses in building a sales and marketing organization and field support staff in Europe. It also has incurred substantial research and development costs to develop its DigiMatch pinless registration system and expand the number of implants compatible with the ROBODOC(R) Surgical Assistant System. See the Company's audited consolidated financial statements for the year ended December 31, 1998 and its unaudited consolidated financial statements for the six months ended June 30, 1999 commencing on page F-1 of this Proxy Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The principal market for the Company's ROBODOC(R) Surgical Assistant System has been Europe, with most sales in Germany and Austria. In marketing the ROBODOC System in Europe, the Company has experienced resistance from potential customers due to its identity as a U.S. Company with a limited European presence and limited financial, marketing and distribution resources. The Company's principal competitor, Orto Maquet, a German manufacturer and major supplier of operating tables to hospitals and physicians in Europe, has entered the market with a device intended to compete with the ROBODOC System. Orto Maquet has relationships with hospitals and physicians throughout Europe as a supplier of operating tables and has greater financial, marketing and distribution resources than the Company.



     The Company entered into the Purchase Agreement to obtain financing required to continue its operations and research and development activities until it can generate sufficient cash flow from sales of its semi-autonomous surgical robotic systems. As a condition of the Sale, Messrs. Herrmann, Wettstein and Falah Al-Khadi will become three of the five members of the Company's Board of Directors. ILTAG invests in health care and information technology companies. Dogmoch, the corporate parent of ILTAG, provides consulting and support services to over 20 German companies doing business in countries throughout the Middle East. The principal stockholder of Dogmoch is M.Y. Dogmoch. Bernd Herrmann is a German venture capitalist who will provide the Company with business and financial advice and Urs Wettstein is a Swiss tax and accounting consultant who will provide the Company with expertise on European financial and tax matters.



     The Company also has negotiated a distribution agreement with a distributor based in Germany, controlled by Manfred Schmitt, that would give the distributor the exclusive right to distribute the Company's products in Europe, the Middle East and Africa. The distribution agreement obligates the distributor to purchase minimum quantities of the Company's products in 1999 and 2000 and to make advance payments of $400,000 per month to the Company through 2000, which may be offset against product purchases. For a summary of the distribution agreement, see "Purchase Agreement."



     The Company believes that its ability to achieve greater market penetration in Germany, Austria and other European countries will be enhanced as a result of the Sale and the distribution arrangement. It also believes that with assistance from Dogmoch, it will be able to develop a customer base in the Middle East.



     The proposed Sale would provide the Company with an immediate cash infusion of approximately $3,850,000, after transaction costs. The Company believes that the net proceeds from the Sale together with cash flows from sales to the distributor, will allow the Company to continue operations and fund on-going research and developments activities through 2000, without additional financing. Additional funds may be provided from the exercise of outstanding warrants, including the Warrants issued to the Purchasers and the warrants issued in connection with the Company's initial public offering which expire in November 2001 and will have an exercise price of $3.14 per share, after giving effect to the Sale. The net proceeds from the Sale will be used primarily as working capital to finance the Company's operations. However, to the extent operating cash flows are available to satisfy the Company's operating expenses, a portion of the net proceeds may be used to finance the development of the Company's Total Knee Arthroplasty (TKA) application for the ROBODOC System. The net proceeds from the exercise of the Warrants will be used as working capital.


DISCUSSIONS LEADING TO THE SALE


     During 1998, the Company, three of its independent Directors and Manfred Schmitt agreed to organize a Company to finance an orthopedic clinic in Marbella, Spain. The clinic was founded by Dr. Andre Bauer, an orthopedic surgeon at a clinic in Frankfurt, Germany that performs hip surgery with the ROBODOC System.

Dr. Bauer introduced Mr. Schmitt to the Company in connection with Mr. Schmitt's investment in the Marbella clinic. Subsequently, Mr. Schmitt introduced M.Y. Dogmoch to the Company and the Marbella clinic and Mr. Dogmoch made an investment in the Marbella clinic. In November 1998, the Company entered into a distribution agreement appointing Dogmoch the exclusive distributor of the Company's products in the Middle East. Dogmoch, which has offices throughout the Middle East, has initiated a marketing campaign for the Company's products in the Middle East. However, as a result of the proposed equity investment in the Company by its affiliate ILTAG, the distribution agreement with Dogmoch will be terminated prior to the closing.



     In March 1999, Manfred Schmitt advised the Company that Dogmoch, as a lead investor, was interested in acquiring, together with other foreign investors, a 40% fully diluted equity interest in the Company for $4 million. The proposed equity investment was subject to the Company establishing a European identity, including European management and a significant European presence, to signify its long-term commitment to the European market.



     At a meeting of the board of directors of Marbella in Spain in April 1999, Dr. Trivedi discussed the terms of a proposed equity financing with Messrs. Dogmoch and Schmitt. In negotiating the terms of the investment, Messrs. Dogmoch and Schmitt sought a discount from the prevailing market price for the purchase of shares of Common Stock and the exercise price of warrants that would give investors 40% of the fully diluted equity of the Company. Messrs. Dogmoch and Schmitt expressed their doubts as to the Company's ability to fully exploit the potential market opportunities for the Company's semi-autonomous robotic surgical products in Europe. In view of this concern and to ensure the implementation of the business objectives of the Purchasers, they stated that the investment was conditioned on obtaining control of the Board and granting exclusive distribution rights to the Company's products in Europe to a European distributor, preferably based in Germany. Dr. Trivedi related the investors' demands to the Board, and at the request of the Board, Dr. Trivedi engaged in further discussions with Mr. Schmitt. The Board rejected the request for a market discount in pricing the share component of the investment, but expressed interest in a distribution arrangement with a European distributor that would obligate the distributor to purchase minimum quantities of the Company's products as a source of predictable revenues. Although the Board was reluctant to give the investors control of the Board given the amount of the initial investment, it conceded the issue of Board control since Dogmoch was unwilling to make the investment without control of the Board. After further discussions during May, the Company and Dogmoch negotiated a letter of intent for the investment.



     On May 25, 1999 the Company entered into a letter of intent with ILTAG, as lead investor, for an equity investment in the Company. The letter of intent contemplated the sale to ILTAG, as lead investor, and other foreign investors of a 40% fully-diluted equity interest in the Company. The investment would consist of shares of Common Stock and three-year warrants to purchase additional shares of Common Stock. The number of shares of Common Stock to be purchased was to be determined by dividing $4 million by the average closing price of the Common Stock on The Nasdaq SmallCap Market during the ten trading days preceding May 24, 1999. The purchase price per share as so determined was $1.36874. The exercise price of the Warrants was to be 75% of the per share purchase price for the Shares, or consequently, $1.02656 per share. The closing sale price of the Common Stock on The Nasdaq SmallCap Market was $1.125 on May 24, 1999, the day before the Company issued a press release announcing that it had entered into a letter of intent for the proposed Sale. The closing sale price of the Common
Stock on the Nasdaq SmallCap Market on August   , 1999, the date before the
signing of the Purchase Agreement, was $       , and on September   , 1999, the
closing sale price of the Common Stock was $       . The investors also would
have the right to designate three of the five members of the Board. In addition, the letter of intent contemplated that the Company would enter into a distribution agreement granting the distributor exclusive distribution rights to the Company's products in Europe, the Middle East and Africa through 2000.

     The terms of the Sale, including the purchase price for the Shares and the exercise price of the Warrants were negotiated between representatives of the Purchasers, including Mr. Schmitt, and Drs. Kapoor and Trivedi on behalf of the Company, taking into account the following factors:



     - The Company's financial condition. In early May, the Company required additional financing since expenses exceeded sales and collections from accounts receivable.



     - The availability of alternative sources of financing. Although the Company was able to secure financing through the sale of the Series B preferred stock in late March 1999, as a result of a decline in the market price of the Common Stock from $2.00 at the end of March to $1.53 at the end of April 1999 following the resignation of Dr. Trivedi as the Company's Chief Executive Officer and President, investors were waiting for positive developments before providing financing to the Company.



     - The size of the equity investment by the Purchasers. The amount of the investment by the Purchasers was sufficiently large to warrant consideration of a discount from the prevailing market price of the Common Stock. The cost of securing the preferred stock financings was approximately 20%, considering the 15% discount to the market price for conversion into Common Stock and the warrants issued to the preferred stock investors, plus the fee paid to the party who arranged the financing.



     - The range of market prices of the Common Stock. During the months preceding the announcement of the letter of intent, the market price of the Common Stock had declined from a high of $3.9375 on January 11, 1999 to a low of $1.00 on May 19, 1999.



     The Board of Directors by unanimous vote (except for Mr. Hays who was unable to attend) approved the terms of the letter of intent on May 24, 1999.



RECOMMENDATION OF THE BOARD OF DIRECTORS



     On June 30, 1999, the Board by unanimous vote (except for Mr. Hays who was unable to attend) approved the issue and sale of the Shares and Warrants to the Purchasers and the form of Purchase Agreement. In evaluating the proposed Sale, the Board considered the following material factors. The favorable factors considered by the Board were as follows:



     - The Sale would provide the Company with an immediate cash infusion of $3,850,000 to continue operations and on-going research and development activities.



     - The distribution agreement would provide the Company with advances of $400,000 per month through 2000 and obligate the distributor to purchase minimum quantities of the ROBODOC System through 2000. Furthermore, the distribution arrangement eliminates marketing, sales and administrative expenses associated with the Company's European activities and allows the Company to concentrate on manufacturing, research and development and regulatory matters, including the preparation of a pre-market approval application for submission to the U.S. Food and Drug Administration to market the ROBODOC System in the United States.



     - The Company would obtain a European identity as a result of the investments by Messrs. Herrmann and Wettstein and through their service on the Board.



     - Through the ILTAG investment and the representation on the Board of Mr. Al-Khadi, the Company would establish a strategic alliance with Dogmoch and gain access to the financial, marketing, technical and distribution resources of Dogmoch and an entree into the Middle Eastern market.



     - The potential future capital infusion available to the Company through the exercise of the Warrants.



     - Absence of viable alternatives. During the second quarter of 1999, the Company pursued strategic relationships with three medical companies that may have had an interest in the computer assisted surgery market, including exclusive agreements for development projects in consideration for financing those projects, and a merger with a small neurosurgical company. The Company did not receive any substantive proposals or definitive offers from these or any other sources, and the Board did not believe that any of these sources was prepared to move quickly at that time toward negotiation and consummation of an alternative transaction. Without the equity infusion by the Purchasers, the Company would have to consider financial alternatives available to it, including reducing operations, deferring research and development projects and reducing staffing. See "Consequences of Failure to Approve the Sale."



     - Despite the change in control of the Board and the dilution resulting from the Sale, existing Stockholders would be able to participate in any future growth and profitability of the Company and the Company's efforts to realize long-term value.



     - Full disclosure of the Sale would be made to Stockholders, and the consummation of the Sale would be subject to the approval of the Stockholders.



The negative factors considered by the Board were as follows:



     - The Purchasers would acquire control of the Board for the purchase of approximately 25% of the outstanding shares of Common Stock.



     - The Sale would cause substantial dilution in the percentage ownership of existing Stockholders.



     - The issuance of Warrants to purchase approximately 30% of the fully diluted Common Stock at an exercise price of $1.03 per share could have a depressive effect on the market price of the Common Stock. This would exacerbate the potential depressive effect that already exists as a result of the issuance of shares of Common Stock upon conversion of the preferred stock at an approximate 15% discount to the market price of the Common Stock without a minimum conversion price, and the issuance of up to 2,274,066 shares of Common Stock upon exercise of warrants owned by IBM at exercise prices ranging from $.01 to $.07.



     - If as a result of the exercise of the Warrants or other acquisition of additional shares of Common Stock the Purchasers have the right to vote more than 50% of the outstanding Common Stock, they would be able to affect certain transactions, including mergers, consolidations and sales of substantially all of the assets of the Company, without the consent of the Company's other stockholders. The Purchasers also will be able to affect a change in control of the Company or prevent such a change in control.



     - The sale of a substantial portion of the Purchaser's shares of Common Stock (or the possibility that such a sale may occur) could adversely affect the market price of the Common Stock.



     - Antidilution adjustments resulting from the sale of the Shares and Warrants would reduce the maximum conversion price of the Series C Preferred Stock from $2.484 to $1.03 per share and the exercise price of the publicly traded warrants from $4.60 to $3.14 per share.



     The Board of Directors unanimously recommends that Stockholders approve the Sale. The Board of Directors believes that the terms of the equity investment represented by the Shares and Warrants is in the best interests of the Company and the Stockholders and is fair to Stockholders. The Board believes that it was necessary to give the Purchasers control of the Board as a condition of the Sale, even though their initial investment represents approximately 25% of the outstanding Common Stock, since it was a condition of their investment so they can implement their business objectives. Messrs. Herrmann and Wettstein are more experienced than the current Board in doing business in Europe, particularly Germany, and their presence on the Board will assist the Company to establish a European identity. Their business relationships with financial intermediaries may be helpful to the Company in assisting prospective customers secure financing for the purchase or lease of the ROBODOC System. Furthermore, the Company expects to benefit from its relationship with Dogmoch, a diversified company with investments in European companies, particularly German companies, and offices in London, Paris, Hamburg (Germany), Prague (the Czech Republic) and Marbella (Spain), and throughout the Middle East. The Company believes that these relationships, together with the distribution agreement, will increase sales opportunities for the Company's products in the European market and, with the assistance of Dogmoch, facilitate the development of a client base for the Company's products in the Middle East.

     EJ Financial Investments V, L.P., a limited partnership of which John N. Kapoor is the managing general partner, which owns 1,039,792 shares of Common Stock, representing approximately 11.65% of the shares entitled to vote on the Sale at the Special Meeting, has advised the Company that it intends to vote for the Sale. Directors and officers owning an additional 39,000 shares of Common Stock also have advised the Company that they intend to vote for the Sale.



CONSEQUENCES OF FAILURE TO APPROVE THE SALE



     If the proposed sale to the Purchasers is not approved by Stockholders, or the Company is unable to obtain alternative financing before the end of 1999, it may have to reduce its operations, defer research and development projects and reduce staffing. No alternative financings are under consideration at this time and there can be no assurance that alternative financing will be available on terms acceptable to the Company or its stockholders. Furthermore, if the Sale is not approved by Stockholders and alternative financing is not available, in the absence of disclosure of positive business developments concerning the Company, the market price of the Common Stock could decline. If the bid price of the Common Stock declines below $1.00 for 30 consecutive days, the Common Stock will be subject to the delisting procedures of the Nasdaq SmallCap Market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, which begin on page F-1 of this Proxy Statement.



NO DISSENTER'S APPRAISAL RIGHTS



     Under Delaware law, stockholders who vote against the Sale are not entitled to exercise dissenter's appraisal rights.


PURCHASE AGREEMENT


     The following is brief summary of the Purchase Agreement that sets forth all its material terms. It does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Appendix I to this Proxy Statement.



     The Purchase Agreement provides for the purchase by the Purchasers from the Company of an aggregate of 2,922,396 shares of Common Stock and warrants to purchase an additional number of shares of Common Stock that would give the Purchasers 40% of the fully diluted Common Stock, for a total purchase price of $4,000,000. The total number of Warrants to be issued to the Purchasers will be determined at closing, assuming that all outstanding convertible securities were converted and all outstanding warrants and stock options were exercised as of that date, at the conversion or exercise price then in effect. The Purchase Agreement also provides, as a condition of closing, that Messrs. Herrmann, Wettstein and Al-Khadi become members of a reconstituted Board of Directors consisting of five members. The consummation of the Sale is subject to approval of Stockholders, the consent of IBM, which owns warrants to purchase 2,274,066 shares of Common Stock, and the holders of the Company's Series B Convertible Preferred Stock. Other material conditions to closing require that no proceedings are pending or threatened against the Purchasers, or any of their affiliates, challenging or seeking damages or other relief in connection with the transactions contemplated by the Purchase Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any such transactions, and that no material adverse change has occurred in the business, condition, assets, liabilities, financial performance, net income or prospects of the Company since the date of the Purchase Agreement. The Purchasers have the right to terminate the Purchase Agreement if the Sale does not close by November 30, 1999. The consummation of the Sale also is subject to the execution and delivery of the distribution agreement. The terms of the distribution agreement are summarized below.


WARRANTS


     The following description of the Warrants sets forth all their material terms. It does not purport to be complete and is qualified in its entirety by reference to the Warrants, the form of which is annexed as Exhibit B to Appendix I to this Proxy Statement.



     The Warrants entitle the holders to purchase that number of shares of Common Stock that if exercised, together with the Shares, would give them 40% of the fully diluted Common Stock. Warrants may be exercised at any time or from time to time for a period of three years from the date of the closing of the issue and sale of the Shares and Warrants to the Purchasers. The exercise price of the Warrant is $1.02656 per share. The exercise price and number and kind of shares of Common Stock or other securities purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including the subdivision, combination, or reclassification of outstanding shares of Common Stock. No fractional shares will be issued upon exercise; however, the Company will pay a cash adjustment for any fractional shares based on the exercise price of the Warrants. The Warrants do not confer upon the holder any voting or preemptive rights, or any other rights of a stockholder of the Company.

REGISTRATION RIGHTS


     The following description of the registration rights granted to the Purchasers sets forth all its material terms. It does not purport to be complete and is qualified in its entirety by reference to the Registration and Stockholder Rights Agreement, the form of which is annexed as Exhibit C to Appendix I to this Proxy Statement.



     Holders of not less than the lesser of (x) 25% of the Shares and Warrant Shares (including for this purpose, holders of the Warrants), and (y) Shares and Warrant Shares (together, the "Registrable Securities") having an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least $2,000,000 will have the right to request the filing of registration statements under the Securities Act for the sale of their Shares and/or Warrant Shares. The number of registration statements that the Company must file on a registration form other than Form S-3 is limited to two registrations. In addition, holders of the Registrable Securities will have the right (with certain limited exceptions) to include their Shares and/or Warrant Shares in any registration statement filed by the Company on its own behalf or on behalf of other stockholders. The Company has agreed to pay all expenses of registering the Registrable Securities, including all registration and filing fees, printing expenses, reasonable fees and disbursements (not to exceed $25,000) of a single special counsel to the holders of the Registrable Securities, blue sky fees and expenses and the expenses of any special audits incident to or required by such registration. The holders of the Registrable Securities are responsible for the payment of underwriting discounts and selling commissions.


DISTRIBUTION AGREEMENT


     The Company has negotiated a distribution agreement with a German company controlled by Manfred Schmitt, that would give the distributor the exclusive right to distribute the Company's products in Europe, the Middle East and Africa through 2003. The distributor would be obligated to purchase a minimum of 24 ROBODOC Systems (less the number previously sold by the Company) in 1999 and 32 ROBODOC Systems in 2000. The distributor would be required to pay the Company advance payments of $400,000 per month through 2000, offset by the purchase price of products purchased. However, the distributor will have no minimum purchase or advance payment obligation after 2000, even though it will retain exclusive rights to distribute the Company's products in Europe, the Middle East and Africa through 2003. The distributor's only obligation to the Company after 2000 is to pay for products that it purchases. The distributor's liability to the Company under the distribution agreement is limited to $1 million, exclusive of the minimum purchase obligation. The Company has the right to purchase the assets of the distributor relating to the distribution of the Company's products at their book value upon not less than 30 days prior written notice at any time during 2001. It is anticipated that the Company's European sales and marketing personnel, as well as its European field support staff, will join the distributor.



     The distribution agreement will eliminate marketing, sales and administrative expenses associated with the Company's European activities and provide the Company with a more predictable source of revenues based upon the minimum purchase commitments of the distributor. Although the Purchasers and Mr. Schmitt have participated in business ventures, neither the distributor nor Mr. Schmitt is affiliated with, or has any financial interest in, any of the Purchasers. As a result of open market purchases of Common Stock and warrants subsequent to the public announcement of the letter of intent concerning the Sale, as of August 20, 1999, the record date for the Special Meeting, Mr. Schmitt beneficially owned slightly more than five percent of the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

PREFERRED STOCK FINANCINGS



     Since September 1998, the Company has received aggregate net proceeds of approximately $9.5 million from the sale of five series of its convertible preferred stock. Information concerning the purchasers and the amount invested in each series is set forth below.



                    AMOUNT OF INVESTMENT IN PREFERRED STOCK



                                 SERIES A      SERIES B     SERIES C      SERIES D      SERIES E
                                (9/10/98)     (3/26/99)     (6/10/99)    (6/30/99)     (7/30/99)
                                ----------    ----------    ---------    ----------    ----------
The Shaar Fund Ltd............  $2,520,000                  $500,000     $2,000,000
AMRO International, S.A.......   1,000,000                   250,000                   $  800,000
Esquire Trade & Finance,
  Inc.........................                $  375,000                                  375,000
Austinvest Anstalt Balzers....                   375,000                                  375,000
The Endeavour Capital Fund
  S.A.........................                                                            550,000
Britannica Associates
  Limited.....................                                                            500,000
Gross Foundation Inc..........                                                            150,000
Guarantee & Finance, Corp.....                   150,000                                  100,000
Nesher Ltd....................                   100,000                                  100,000
Nidus Enterprises Co., Inc....                                                             50,000
                                ----------    ----------    --------     ----------    ----------
          TOTAL...............  $3,520,000    $1,000,000    $750,000     $2,000,000    $3,000,000
                                ==========    ==========    ========     ==========    ==========



     Each series of preferred stock has a stated value of $1,000 per share and is convertible into Common Stock at a conversion price equal to 85% of the lowest sale price of the Common Stock on the Nasdaq SmallCap Market over the five trading days preceding the date of conversion. The number of shares of Common Stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of preferred stock to be converted by the conversion price.



     There is no minimum conversion price, but the maximum conversion price for each series of preferred stock is as follows: Series A -- $4.875; Series
B -- $3.063; Series C -- $2.484; Series D -- $3.938 and Series E -- $5.063.



     The market price of the Common Stock on the date of issue of each series of preferred stock was as follows: Series A -- $3.563; Series B -- $1.969; Series
C -- $1.813; Series D -- $2.969; Series E -- $3.50.



     The conversion price of each series of preferred stock on the date of issue would have been as follows: Series A -- $2.763; Series B -- $1.488; Series
C -- $1.408; Series D -- $2.231; Series E -- $2.869. The number of shares of Common Stock into which the preferred stock would have been convertible on the date of issue would have been as follows: Series A -- 1,274,000; Series
B -- 672,000; Series C -- 533,000; Series D -- 896,000; Series E -- 1,046,000.



     The number of shares of Common Stock issued upon conversion of each series of preferred stock as of August 15, 1999 was as follows: Series A -- 2,867,000; Series B -- 353,000; Series C -- none; Series D -- none; Series E -- none. The average actual conversion price for shares of each series of preferred stock converted into shares of Common Stock as of August 15, 1999 was as follows:
Series A -- $1.23; Series B -- $2.30.



     The number of shares of each series of preferred stock outstanding as of August 15, 1999 was as follows: Series A -- none; Series B -- 190; Series
C -- 750; Series D -- 2,000; Series E -- 3,000.

     Since there is no minimum conversion price for any series of preferred stock, there is no limit on the number of shares of Common Stock that may be issued upon conversion, except that the terms of each series, set forth in the Certificate of Designations for that series, limit:



     - The number of shares of Common Stock that a holder of preferred stock may acquire upon conversion, together with shares beneficially owned by the holder and its affiliates, to five percent (5%) of the total outstanding shares of Common Stock.



     - The number of shares of Common Stock that the holders of a series of preferred stock may acquire upon conversion to that number of shares representing 19.9% of the shares outstanding on the date upon which that series was issued (the "Nasdaq Limit"), until stockholders approve the issuance upon conversion of shares in excess of the Nasdaq Limit. This limitation is required by the rules of The Nasdaq Stock Market, Inc. At the Company's Annual Meeting of Stockholders on April 27, 1999, stockholders approved the issuance of shares of Common Stock in excess of the Nasdaq Limit upon conversion of the Series A and Series B Preferred Stock.



     Notwithstanding these limitations on the number of shares that the holders of the preferred stock may acquire upon conversion, the conversion of the preferred stock and subsequent sale of the Common Stock acquired upon conversion during periods when the market price of the Common Stock declines, or the possibility of such conversions and sales, could exacerbate the decline or impede increases in the market price of the Common Stock.



     The net proceeds from the Series A Preferred Stock financing were used to fund the operations of the Company during the fourth quarter of 1998 and first quarter of 1999. In the first half of 1999, the Company received net proceeds from the Series B, C, and D Preferred Stock financings of approximately $3,400,000. Of this amount, approximately $700,000 was used to pay bank loans, approximately $600,000, together with approximately $1,000,000 of the remaining net proceeds from the Series A Preferred Stock financing carried over into 1999, and was the Net Cash Used in Operating Activities in the first half of 1999. The $1,500,000 Net Cash Used in Operating Activities in the first half of 1999 represents approximately $4,000,000 in cash operating losses, offset by $2,500,000 positive cash change in operating assets and liabilities. See the Company's consolidated financial statements commencing on page F-1 of this proxy statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations".


CAPITALIZATION


     The following table sets forth (i) the capitalization of the Company as of June 30, 1999, (ii) the pro forma capitalization as of that date, after giving effect to the issuance and sale of 3,000 shares of Series E Convertible Preferred Stock, and an aggregate of 4,284 shares of Common Stock in connection with that convertible preferred stock financing, the conversion of 100 shares of Series A Convertible Preferred Stock and 690 shares of Series B Convertible Preferred Stock into an aggregate of 340,266 shares of Common Stock and the exercise of options to purchase an aggregate of 7,008 shares of Common Stock, all of which occurred during the period from July 1 through August 15, 1999, and (iii) the pro forma capitalization, as further adjusted for the proposed issuance and sale of the Shares and Warrants.



                                                                                    PRO FORMA,
                                                                                        AS
                                                      ACTUAL       PRO FORMA(2)    ADJUSTED(3)
                                                   ------------    ------------    ------------
Stockholders' Equity:
Preferred stock, $.01 par value; 1,000,000 shares
  authorized.
  Series A, 3,520 shares authorized; 100 issued
     and outstanding at June 30, 1999, none pro
     forma and pro forma, as adjusted............  $          1    $         --    $         --
  Series B, 1,000 shares authorized; 880 issued
     and outstanding at June 30, 1999, 190 pro
     forma and pro forma, as adjusted............             9               2               2
  Series C, 750 shares authorized; 750 issued and
     outstanding at June 30, 1999, pro forma and
     pro forma, as adjusted......................             7               7               7
  Series D, 2,000 shares authorized; 2,000 issued
     and outstanding at June 30, 1999, pro forma
     and pro forma, as adjusted..................            20              20              20
  Series E, 3,000 shares authorized; none issued
     and outstanding at June 30, 1999; 3,000
     issued and outstanding pro forma and pro
     forma, as adjusted(1).......................            --              30              30
Common stock, $.01 par value, 50,000,000 shares
authorized; 8,576,955 shares issued and
outstanding at June 30, 1999; 8,928,513 issued
and outstanding pro forma and 11,850,909 issued
and outstanding pro forma, as adjusted...........        85,769          89,285         118,509
Additional paid-in capital.......................    46,458,881      49,805,246      53,626,022
Deferred stock compensation......................       (55,068)        (55,068)        (55,068)
Preferred stock discount.........................      (404,334)       (933,746)       (933,746)
Accumulated other comprehensive loss.............      (487,499)       (487,499)       (487,499)
Accumulated deficit..............................   (39,467,325)    (39,467,325)    (39,467,325)
                                                   ------------    ------------    ------------
                                                   $  6,130,461    $  8,950,952    $ 12,800,952
                                                   ============    ============    ============


---------------

(1) Shares of Series E Convertible Preferred Stock were sold on July 30, 1999 resulting in net proceeds of $2,820,000.



(2) Includes net proceeds of $2,820,000 from the sale of convertible preferred stock, plus $491 from the exercise of stock options.



(3) Gives effect to the issuance and sale of 2,922,396 shares of Common Stock and the Warrants under the Purchase Agreement, resulting in net proceeds of $3,850,000.


EFFECT ON BOOK VALUE PER SHARE


     Set forth below is information concerning the Company's net tangible book value, net tangible book value per share of Common Stock, net tangible book value per fully-diluted share of Common Stock and Common and fully-diluted Common Stock outstanding (i) at June 30, 1999, (ii) pro forma at June 30, 1999, after giving effect to equity transactions consummated by the Company through August 15, 1999, (iii) pro forma as adjusted for the proposed sale of 2,922,396 shares of Common Stock and the Warrants for net proceeds of $3,850,000 and (iv) pro forma as adjusted for the exercise of the Warrants.



                                                                        PRO FORMA
                                                                       ADJUSTED FOR     PRO FORMA
                                                                         SALE OF       ADJUSTED FOR
                                                                        STOCK AND      EXERCISE OF
                                           ACTUAL       PRO FORMA        WARRANTS        WARRANTS
                                         ----------    ------------    ------------    ------------
Net tangible book value of Common
  Stock(1).............................  $3,535,003     $6,355,494     $10,205,494     $20,633,240
Net tangible book value per share of
  Common Stock.........................  $     0.41     $     0.71     $      0.86     $      0.94
Net tangible book value per share of
  fully-diluted Common Stock...........  $     0.21     $     0.35     $      0.31     $      0.63
Shares of Common Stock
  outstanding(2)(4)....................   8,576,955      8,928,513      11,850,909      22,008,909
Fully-diluted Common Stock
  outstanding(2),(3)...................  17,109,571     18,220,608      32,700,990      32,700,990


---------------

(1) Excludes intangible assets aggregating $2,595,458 at June 30, 1999.



(2) Pro forma, Pro forma Adjusted for Sale of Stock and Warrants and Pro forma Adjusted for Exercise of Warrants include assumed conversion prices per share to calculate the number of shares of Common Stock issuable to Convertible Preferred Stockholders upon future conversion of their shares. The number of shares that may be acquired upon conversion of the convertible preferred stock has been computed using the average actual conversion price for Series A ($1.23) and 81% of Series B ($2.30) and the practical conversion price for the remainder of Series B and Series C ($1.03), after giving effect to antidilution adjustments resulting from the proposed Sale, and an assumed conversion price of $3.00 per share for Series D and Series E based on recent market prices for the Common Stock.


(3) Fully-diluted Common Stock assumes the exercise of all outstanding warrants and conversion of Convertible Preferred Stock. Where applicable, anti-dilution provisions associated with applicable warrants have been considered in calculating outstanding warrants.


(4) Assumes that Warrants to purchase 10,158,000 shares of Common Stock are issued. The actual number of Warrants to be issued to Purchasers at closing is that number of Warrants which, together with the Shares, would give the Purchasers 40% of the fully diluted Common Stock.


DILUTION


     Completion of the Sale will substantially reduce the current stockholders' percentage ownership in the Company and will allow the Purchasers to designate three of the five members of the Board of Directors. In addition, if the Purchasers increase their voting percentage above 50% of the outstanding securities of the Company, they will be able to effect certain transactions, including mergers, consolidations and sales of substantially all of the assets of the Company, without the consent of any of the Company's minority stockholders. Following consummation of the Sale, the Purchasers also will be able to effect a change in control of the Company or to prevent such a change in control. Furthermore, if the Purchasers were to sell a substantial portion of their Common Stock, whether pursuant to Rule 144 under the Securities Act, registration under the Securities Act or otherwise, such sale could adversely affect the market price of the Common Stock.

     The table below indicates certain dilutive effects of the Sale.


                                                              NUMBER OF
                                                                SHARES      PERCENTAGE
                                                              ----------    ----------
Shares outstanding at August 15, 1999.......................   8,928,513       27.3%
Shares issuable on conversion of convertible preferred
  stock(1)..................................................   2,582,350        7.9%
Shares issuable upon exercise of warrants owned by IBM(2)...   2,274,066        7.0%
Shares issuable upon exercise of other warrants(3)..........   4,511,095       13.8%
Shares issuable upon exercise of employee stock
  options(4)................................................   1,324,570        4.1%
Shares and Warrants to be issued to the Purchasers
  Shares....................................................   2,922,396        8.9%
  Warrants(5)...............................................  10,158,000       31.1%
                                                              ----------      -----
     Subtotal...............................................  13,080,396       40.0%
                                                              ----------      -----
Total.......................................................  32,700,990      100.0%
                                                              ==========      =====


---------------

(1) The number of shares that may be acquired upon conversion of the convertible preferred stock has been computed using the average actual conversion price for Series A ($1.23) and 81% of Series B ($2.30) and the practical conversion price for the remainder of Series B and Series C ($1.03), after giving effect to antidilution adjustments resulting from the proposed Sale, and an assumed conversion price of $3.00 per share for Series D and Series E based on recent market prices for the Common Stock.


(2) The exercise price of these warrants is not subject to adjustment as a result of the Sale.

(3) These warrants are primarily underwriter and other financing related warrants. The exercise price and number of shares purchased upon exercise of these warrants are subject to adjustment as a result of the sale of Shares and Warrants to the Purchasers.

(4) These are options for shares issuable under stock option plans. The exercise prices of these options are not subject to adjustment as a result of the Sale.


(5) Assumes that warrants to purchase 10,158,000 shares of Common Stock are issued. Under terms of the Purchase Agreement, the Purchasers are to receive Shares and Warrants equal to approximately 40% of the fully-diluted shares outstanding.



TAX CONSEQUENCES TO THE COMPANY


     The Company has at December 31, 1998 a net operating loss carryover of approximately $16,200,000 for federal income tax purposes which expires between 2005 and 2013, a net operating loss carryforward of approximately $5,700,000 for state income tax purposes which expires through 2003, and a net operating loss carryforward of approximately $1,500,000 for foreign income tax purposes. The Company has at December 31, 1998 research and development credit carryovers of approximately $294,000 and $448,000 for federal and state income tax purposes, respectively.

     As a result of stock sales a change of ownership (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) has occurred. As a result of this change, the Company's federal and state net operating loss carryforwards generated through December 21, 1995 (approximately $14,300,000 and $2,600,000, respectively) will be subject to a total annual limitation in the amount of approximately $400,000.


     As a result of the Sale, in combination with prior transfers of stock of the Company, an additional change of ownership may occur which would further limit the net operating loss carryforwards available for future utilization.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis relates to the operations of Integrated Surgical Systems, Inc. and does not include the operations of IMMI, except for the results of its operations subsequent to its acquisition by the Company on September 5, 1997, and should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1998 and the unaudited financial statements for the six months ended June 30, 1999, including the notes thereto, commencing on page F-1 of this Proxy Statement.


RESULTS OF OPERATIONS

  Year Ended December 31, 1998 As Compared to Year Ended December 31, 1997


     Net Sales. Net sales for the year ended December 31, 1998 increased by approximately $1,212,000 or 25% to $6,146,000 compared to $4,934,000 for year ended December 31, 1997. This increase in net sales is due to the increase in the sale of ROBODOC Systems. During 1998, nine systems were sold and two were leased compared to seven sold and one leased during 1997.



     Cost of Sales. Cost of sales for 1998 was $3,413,000 or 56% of net sales as compared to $2,183,000 or 44% of net sales for the prior year. The 12% increase in costs as a percent of sales is primarily due to the Company granting discounts to repeat customers and several customers who placed orders for multiple systems. This accounted for 7% of the increase in cost as a percent of sales. The remaining 5% increase is attributable to a number of factors, no single item being significant. Some of these include freight, product sales mix, obsolescence and warranty reserves. The costs of raw materials and direct labor were only slightly higher in 1998 than 1997.



     Selling, General and Administrative. Selling, general and administrative expenses for 1998 increased by $2,515,000 to $6,216,000 compared to $3,701,000 for 1997. The staffing of the Company's European sales organization with additional sales, administrative and training personnel caused 42% of this increase. The acquisition of IMMI in September 1997, making 1998 the first full year that the Company included expenses associated with IMMI, caused 29% of the increase. Staffing to initiate sales and marketing of the Orthodoc and NeuroMate in the United States and Japan caused selling, general and administrative expense to increase 10%. The remaining 19% of the increase resulted from increases in general and administrative expenses related to growth, and the Company's move to larger facilities.



     Research and Development. Expenses for research and development during 1998 increased by 115% to $6,603,000 from $3,064,000 during 1997. During 1998, the Company elected to aggressively pursue the development of its DigiMatch Single Surgery System proprietary pinless registration technology. This project accounted for approximately 17% of the increased research and development spending. This technology eliminates the need for a preliminary surgical procedure to place pins in the patient's femur prior to the implant surgery and at the time a CT image is taken of the patient's bone. Historically this was done to effect an accurate correlation of the patient's CT image to the patient's femur in the THA surgical procedure.



     In addition, the Company determined that it was competitively appropriate to expend more resources on the development implant base, thus providing its customers with the largest offering of implants from which to select. Increased implant development spending accounted for approximately 11% of the increase in research and development spending.



     During 1998, the Company amortized $839,000 of identified intangible assets acquired in the IMMI transaction in 1997. This charge was $559,000 higher than the amount recorded in 1997 and accounted for 16% of the increase in research and development spending. Also, 1998 was the first full year in which research and development costs were recorded for IMMI and this accounted for 21% of the increase in research and development spending.



     The remaining 35% increase in research and development spending is related to the implementation of the quality control system to meet ISO 9000 standards and various new product development efforts.

     At the time of the acquisition, the value of the in-process research and development was comprised of ongoing projects relating to the design and development of expanded capabilities to use the NeuroMate(TM) in other related neurosurgical applications. The acquired in-process research and development was valued at $332,000 by management of the Company with the assistance of an independent appraiser. The value of the purchased in-process technology was determined by estimating the projected discounted net cash flows related to such products. The in-process technology projects primarily included the Optimate, TMS Therapy and the Endoscope. The Optimate, which is based on the Neuromate, is an in-process image-guided robot to be used in spinal surgeries. The robotic device will be based on the Neuromate with the addition of new software, surgical tools, and fixating devices specific to spinal surgery applications. The TMS Therapy, another in-process device based on the NeuroMate, is a robot used to position magnetic coils during the treatment of electrical brain malperformances. More specifically, the robot will be used to treat patients suffering from mood swings, headaches, epilepsy, and the early stages of Parkinson's disease. The Endoscope, an in-process device based on the Neuromate, is a robot used to position endoscopic devices during surgery. The robotic device is based on the Neuromate with the addition of new software, fixtures, and holding devices. This valuation was predicated on the determination that the developmental projects at the time of acquisition were not technologically feasible and had no future alternative use.



     At the time of acquisition, the expected costs to complete the acquired in-process technology was $2,750,000. The material risks associated with the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company anticipated that the Opimate and TMS Therapy under development using the acquired in-process technology would be released in 1999 and the Endoscope in 2000. The Optimate, TMS Therapy and Endoscope accounted for 36% and 3% of the anticipated revenue for IMMI in 1999 and 2000, respectively. As of June 30, 1999, no revenues have been generated from the three projects as the products have not yet been released in 1999. However, in connection with the development of these products, anticipated expenditures for the associated research and development have been lower than originally assumed.



     The TMS Therapy and Endoscope projects have been deferred due to the absence of development funding. The Optimate project has completed the first development phase. In this phase the project demonstrated technical viability and clinical interest. In connection with the second phase of the project, an application has been submitted to the French government for grant funding. Consideration for such grant funding is temporarily on hold pending the outcome of the presently considered investor financing transaction.



     If these projects fail to develop commercial products, based on the acquired in-process technology, the sales and profitability of NeuroMate(TM) related applications may be adversely affected in future periods.


     Stock Compensation. During 1998, amounts expensed for stock compensation decreased to $131,000 from $155,000 during 1997. Amounts decreased since there were fewer shares of options that vested in 1998. Deferred compensation for the non-vested portion is being amortized into expense over the vesting period of the stock options, which generally range from three to four years. As of the end of 1998, there remains an additional $86,000 subject to being expensed in future years.

     Interest Income and Expense. For 1998, interest income amounted to $241,000 compared to $215,000 in 1997. The difference is the result of generally higher average cash balances during the year. During the 1998 year, the Company also made borrowings against a revolving line of credit, and had other interest expenses which, in total, generated interest expense in the amount of $124,000.

     Foreign Currency Gain (Loss). Gains incurred in connection with foreign currency transactions amounted to $129,158 in 1998 as a result of exchange rates that weakened the U.S. Dollar relative to European currencies. In 1997, transaction losses were approximately $147,000.

     Other Income and Expense. Other expense for 1998 amounted to $270,000 compared to other income of $32,000 for the same period in 1997. In June 1998 the Company and six other investors agreed to organize a Dutch company to be known as Marbella High Care B.V. for the purpose of capitalizing a Spanish company to be known as Marbella High Care S/A ("MBHC") to develop a surgical and rehabilitation center in Marbella, Spain. As of December 31, 1998, the Company owned approximately 23% of the outstanding shares of MBHC and accounts for its investment in MBHC under the equity method. The Company's investment in MBHC, including loans, was approximately $563,000 in 1998. For the year ended December 31, 1998, the Company recorded $317,000 of expense comprised of $142,000 of its equity portion of MBHC's net loss and a valuation allowance of $175,000.


     Preferred Stock Accretion. During 1998, the Company entered into a private placement agreement whereby the Company's Series A Preferred Stock was placed with two private investors. The terms of the preferred stock include a Beneficial Conversion Feature. The value assigned to the Beneficial Conversion Feature, as determined using the quoted market price of the Company's common stock on the date the Series A Preferred Stock was sold, amounted to $616,000, which represents a discount to the value of the Series A Preferred Stock (the "Discount"). The Discount is being accreted using the straight-line method through March 9, 1999. Approximately $376,000 of the Discount was accreted in 1998.

     Net Loss. The net loss applicable to common stockholders for 1998 increased by 138% from $4,478,000 in 1997 to $10,644,000 in 1998. The increase in the loss is due primarily to lower gross margins, higher operating expenses, the write-off of the Company's pro-rata share of losses on its investment in MBHC, and amounts attributable to the preferred stock accretion in connection with the private placement in September of 1998.


  Six Months Ended June 30, 1999 As Compared to Six Months Ended June 30, 1998



     Net Sales. Net sales for the six months ended June 30, 1999 (the "1999 Interim Period") were approximately $2,916,000, largely attributable to the sale of three ROBODOC systems recorded in the first quarter, as compared to six months ended June 30, 1998 (the "1998 Interim Period") of approximately $3,411,000, which included the sale of five ROBODOC systems.



     Cost of Sales. Cost of sales for the 1999 Interim Period was approximately $1,552,000 (53% of net sales) as compared to the 1998 Interim Period of approximately $1,601,000 (47% of net sales). The higher cost as a percent of sales in the 1999 Interim Period is a result of lower unit selling prices attributable to two customers purchasing more than one ROBODOC system.



     Selling, General and Administrative. Selling, general and administrative expenses for the 1999 Interim Period (approximately $3,072,000) decreased by approximately $88,000, or 3% as compared to the 1998 Interim Period (approximately $3,160,000). European marketing costs increased approximately $100,000 with the addition of four employees in sales and increased participation in medical conferences and visiting potential customer sites.



     Research and Development. Research and development expenses for the 1999 Interim Period (approximately $2,826,000) decreased by approximately $529,000, or approximately 16%, as compared to the 1998 Interim Period (approximately $3,355,000). Approximately 50% of the decrease in research and development expense is attributable to efforts in 1998 to implement the quality system to meet ISO 9000 standards not required in the 1999 Interim Period. Management to reduce spending to desired cash flow initiated the remaining decrease. Lower priority/return projects were delayed.



     Stock Compensation. Stock compensation expense during the 1999 Interim Period was $31,000, $5,000 lower than the 1998 Interim Period ($36,000). The Company charged to operations in 1996 deferred stock compensation relating to stock options granted during 1996 with exercise prices less than the estimated fair value of the Company's Common Stock, as determined by an independent valuation analysis, on the date of grant. Deferred compensation for the non-vested portion is being amortized into expense over the vesting period of the stock options, which generally range from three to five years. Stock compensation expense in the 1999 and 1998 Interim Periods represents the additional vesting which occurred in the first six months of 1999 and 1998.

     Interest Income. Interest income for the 1999 Interim Period (approximately $140,000) decreased by approximately $26,000, or 16%, as compared to the 1998 Interim Period (approximately $166,000), primarily due to lower average cash balances during the 1999 Interim Period.



     Other Income and Expense. Other expense for the 1999 Interim Period was approximately $281,000 compared to income of approximately $70,000 in the 1998 Interim Period. The increase in expense ($351,000) is primarily attributable to an exchange rate loss associated with a weaker Dutch Guilder against the U.S. dollar in the 1999 Interim Period. The Company does not currently hedge foreign currency transactions against the U.S. dollar to minimize exchange rate gains or losses. This activity is being considered.



     Net Loss. The net loss for the 1999 Interim Period (approximately $4,736,000) increased by approximately $205,000, or approximately 5%, as compared to the net loss for the 1998 Interim Period (approximately $4,531,000).


  LIQUIDITY AND CAPITAL RESOURCES


     Since inception, the Company's expenses have exceeded net sales and the accumulated net loss at June 30, 1999 was $39.5 million. Operations have been funded primarily from the issuance of debt and the sale of equity securities aggregating approximately $36.6 million. In addition, the Company was the beneficiary of proceeds from a $3 million key-man life insurance policy in 1993 upon the death of one of its executives.



     The Company used cash from operating activities of approximately $4,438,000 and $8,673,000 in 1997 and 1998, respectively. Net cash used for operations in each of these periods resulted primarily from the net loss. Cash used for operations in 1997 reflected an increase in accounts receivable and inventories. Cash used in operations in 1998 was approximately $8,673,000 primarily from the net loss of approximately $10,268,000 reduced by approximately $2,126,000 for non-cash items. Non-cash items include primarily, depreciation of $580,000, amortization of intangible assets of $839,000 and an expense recording of $317,000 relating to the Company's equity percentage of net losses incurred by Marbella High Care. Operating assets and liabilities increased cash usage approximately $531,000 primarily due to an increase in accounts receivable of $479,000, an increase in inventory of $1,110,000 and an increase in customer deposits of $758,000. The Company is eligible to receive reimbursement for 49% of its qualified expenditures under the terms of a grant from the National Institute for Standards & Technology. The Company received reimbursements from this program of approximately $317,000 and $514,000 for 1997 and 1998, respectively.



     The Company used cash in investing activities of approximately $924,000 and $4,259,000 in 1997 and 1998, respectively. The Company's investing activities have consisted primarily of expenditures for property and equipment that totaled approximately $377,000 and $1,746,000 in 1997 and 1998, respectively, investments in sales-type leases of approximately $453,000 in 1997 and payments of $119,000 in connection with the purchase of IMMI in 1997. In 1998, the Company also invested $2,024,000 in marketable securities and $563,000 in the MBHC. There are presently no significant equipment or plant expenditures planned that would adversely impact liquidity.



     Cash provided by financing activities from inception through 1998 is comprised principally of the net cash proceeds from the sale of a convertible note in the principal amount of $3,000,000, the sale of convertible preferred stock and warrants for $14,676,000, the sale of Common Stock and warrants for approximately $6,137,000 resulting from the Company's initial public offering in November 1996, approximately $8,440,000 from the Company's European offering of Common Stock in November 1997, and the sale of convertible preferred stock and warrants for $3,300,400 in September 1998. As part of the recapitalization of the Company in December 1995, the entire $3,000,000 principal amount of the convertible note, together with accrued interest thereon of approximately $1,224,000, was converted into a warrant to purchase Common Stock. A total of $11,734,000 and $2,942,000 of preferred stock and warrants to purchase preferred stock was converted into Common Stock and warrants to purchase Common Stock in December 1995 and November 1996, respectively. In 1998, the Company also established a $1.5 million revolving credit facility with a bank. During 1999, the Company repaid the amount due under this line of credit and terminated the agreement. The Company has an additional revolving line of credit that requires quarterly payment of approximately $26,000 per quarter.



     The Company's use of cash in operating activities of approximately $1,498,000 in the 1999 Interim Period decreased by approximately $4,124,000 as compared to cash usage due to operating activities in the 1998 Interim Period of approximately $5,620,000. The reduced operating cash usage in the 1999 Interim Period was primarily a result of an increase in accounts payable of approximately $1,299,000, an increase in customer deposits of approximately $649,000, a reduction in accounts receivable of approximately $993,000 and an increase in inventories of approximately $885,000.



     The Company's proceeds from investing activities of approximately $1,594,000 in the 1999 Interim Period increased by approximately $2,429,000 as compared to 1998 Interim Period of approximately $835,000. The investment cash proceeds in the 1999 Interim Period was primarily due to liquidating short term investments to retire loans. There are presently no significant equipment or plant expenditures planned that would adversely impact liquidity.



     Cash provided by financing activities in the 1999 Interim Period was approximately $2,677,000 and increased by approximately $2,704,000 as compared to the financing activities during the 1998 Interim Period. In 1999 the Company received aggregate net proceeds of approximately $3,400,000 from the sale of convertible preferred stock and warrants (see Note C to the unaudited consolidated financial statements).



     The Company's business is not inherently seasonal. However, because the sales price of the Company's products are significant, the timing of customer orders can cause revenue fluctuations from period to period which may give the appearance of seasonality.



     The net proceeds from the Series A Preferred Stock financing were used to fund the operations of the Company during the fourth quarter of 1998 and first quarter of 1999. In the first half of 1999, the Company received net proceeds from the Series B, C, and D Preferred Stock financings of approximately $3,400,000. Of this amount, approximately $700,000 was used to pay bank loans, approximately $600,000, together with approximately $1,000,000 of the remaining net proceeds from the Series A Preferred Stock financing carried over into 1999, and was the Net Cash Used in Operating Activities in the first half of 1999. The $1,500,000 Net Cash Used in Operating Activities in the first half of 1999 represents approximately $4,000,000 in cash operating losses, offset by $2,500,000 positive cash change in operating assets and liabilities.



     The Company's cash position since June 30, 1999 has been enhanced with net proceeds of approximately $2.8 million from the sale in July 1999 of Series E Convertible Preferred Stock and warrants. The Company believes, based upon its current business plan and existing cash equivalents, that it has adequate capital to satisfy its immediate working capital needs. However, there is no assurance that revenues from operations will be adequate in the short term to fully execute the Company's business plan, or that debt or future financing, if needed, will be available on terms favorable to the Company.



YEAR 2000 COMPLIANCE



     The Company uses a wide variety of commercially available computers and computer software in the normal course of business that are generally Y2K compliant. The Company has potential Y2K exposure in two areas. First, the Company's accounting and manufacturing system is not currently Y2K compliant and could cause some disruption of business, if not upgraded by the end of 1999. Secondly, the Company's products are computer controlled, however they are not highly date sensitive, which minimizes the impact of any Y2K issues identified.



     The Company is in the process of upgrading its accounting and manufacturing computer system and plans to complete the upgrade by the beginning of the fourth quarter of 1999. The Company has completed initial investigations of its products and concluded that there is minimal risk of system failure due to the Y2K problem.



     Potential exposure in other areas is minimal. Any Y2K problems with the Company's network or software used for research and development and engineering could adversely affect research and development and engineering costs, but would not immediately impact the ability to continue operations. Such issues could also be quickly resolved with commercially available products. Many of our major product components have relatively long lead times. Temporary interruptions in our supplies caused by any year 2000 issues would not significantly impact our manufacturing schedule, or our ability to service customers. In general, the company has determined that there is a minimal exposure to year 2000 problems through third parties.



     The Company estimates it will need to spend less than $100,000 to become year 2000 compliant. The majority of this cost relates to upgrading or replacing the Company's accounting and manufacturing system. Expenses include the testing conducted by the Quality Department, Engineering Department involvement in testing and de-bugging, and the Service Department upgrades to customer equipment if any such service is required.



     In the worst case scenarios, the Company believes that it would have minimal business interruption due to any foreseeable Y2K problems. Management believes alternate vendors, and off the shelf solutions will be available to solve any of the Company's undetected problems. In addition, the Company is small enough to allow it to function with manual operating procedures for short periods of time.



     Y2K project cost is based on management's best estimate and actual results could differ from those anticipated. If the Company or its vendors are unable to resolve the Y2K issues in a timely manner, or if there are significant undetected Y2K issues, such matters could have a material impact on the Company's results of operations. However, the Company believes the necessary modifications and replacement of computer systems will be completed in 1999 and, as a result, the Y2K issue is not expected to pose significant operational or financial problems for the Company.



EMPLOYEES



     Employees as of June 30, 1999 increased by four compared to June 30, 1998:



                                                              PERIOD ENDING
                                                                JUNE 30TH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
General and Administrative..................................   11       10
Sales and Marketing.........................................   14       10
Regulatory & Quality........................................    7        5
Research & Development......................................   45       48
Manufacturing...............................................    6        6
                                                               --       --
          Total Employees...................................   83       79

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock at August 20, 1999 by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all directors and officers as a group.



                                                              AMOUNT AND
                                                              NATURE OF            PERCENTAGE OF
                                                              BENEFICIAL           COMMON STOCK
NAME                                                         OWNERSHIP(1)      BENEFICIALLY OWNED(2)
----                                                         ------------      ---------------------
International Business Machines Corporation
  Old Orchard Road,
  Armonk, N.Y. 10504.......................................   2,274,066(3)             20.30%
EJ Financial Investments V, L.P.
  225 East Deer Path Road, Suite 250
  Lake Forest, IL 60045....................................   1,039,792                11.65%
Manfred Schmitt                                                 504,200(4)              5.04%
  c/o Spark 1st Vision GmbH & Co. KG
  Lindenstabe 5
  60325 Frankfurt, Germany
Ramesh C. Trivedi(5).......................................     367,109(6)              4.18%
John N. Kapoor(7)..........................................   1,039,792(8)             11.65%
James C. McGroddy(9).......................................      51,101(10)                *
Paul A.H. Pankow(11).......................................       9,617(12)                *
Patrick G. Hays(13)........................................       5,615(14)                *
Gerald D. Knudson(15)......................................       5,615(14)                *
Mark Winn(5)...............................................      18,188(16)
All directors and officers as a group (7 persons)..........   1,499,170                16.03%


---------------
* Less than one percent.

 (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable.

 (2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on June 28, 1999, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes warrants to purchase 2,206,479 shares of Common Stock at an exercise price of $0.01 per share exercisable until December 31, 2005, and warrants to purchase 67,587 shares of Common Stock at an exercise price of $0.07 per share exercisable until December 31, 2000, which warrants are presently exercisable.


 (4) Includes warrants to purchase 104,200 shares of Common Stock.



 (5) Address is c/o the Company, 1850 Research Park, Davis, California
     95616-4884.



 (6) Includes 7,000 shares owned by Dr. Trivedi and 362,242 shares that he may acquire upon exercise of stock options exercisable within 60 days -- 316,907 shares at an exercise price of $0.07 per share and 45,335 shares at an exercise price of $3.00 per share. Dr. Trivedi may acquire an additional 74,665 shares upon exercise of stock options that become exercisable over the remaining term of the options at an exercise price of $3.00 per share.



 (7) Address is c/o EJ Financial Enterprises, 225 E. Deer Path Road, Suite 250, Lake Forest, Illinois 60045.

 (8) Represents shares of Common Stock owned by EJ Financial Investments V, L.P., a limited partnership of which Mr. Kapoor is the managing general partner. Mr. Kapoor disclaims beneficial ownership of such shares.



 (9) Address is 200 Business Park Drive, Armonk, New York 10504.



(10) Includes 26,000 shares owned by Dr. McGroddy, 1,000 shares beneficially owned by his daughter, and 24,101 shares that he may acquire upon exercise of stock options exercisable within 60 days -- 19,594 shares at an exercise price of $5.00 per share, 1,007 shares at an exercise price of $5.625 and 3,500 shares at an exercise price of $3.9375. Dr. McGroddy may acquire an additional 13,065 shares upon exercise of stock options that become exercisable over the remaining term of the options at exercise prices ranging from $1.5625 to $5.625.



(11) Address is 7840 East Lake Carlos Drive N.E., Carlos, Minnesota 56319.



(12) Represents shares that Mr. Pankow may acquire upon exercise of stock options exercisable within 60 days -- 2,704 shares at an exercise price of $2.07 per share, 1,007 shares at an exercise price of $5.625 per share, 2,406 shares at an exercise price of $5.00 per share, and 3,500 shares at an exercise price of $3.9375 per share. Mr. Pankow may acquire an additional 5,253 shares upon exercise of stock options that become exercisable over the remaining term of the options at exercise prices ranging from $1.5625 to $5.625 per share.



(13) Address is c/o Blue Cross/Blue Shield Association, 225 North Michigan, 9th Floor, Chicago, Illinois 60601-7680.



(14) Represents shares that he may acquire upon exercise of options exercisable within 60 days -- 2,115 shares at an exercise price of $5.625 per share and 3,500 shares at an exercise price of $3.9375. He may acquire an additional 4,885 shares issuable upon exercise of stock options that become exercisable over the remaining term of the options at exercise prices ranging from $1.5625 of $5.625 per share.



(15) Address is 226 Castellane Drive, Greer, South Carolina 29650.



(16) Includes 12,188 shares that Mr. Winn may acquire upon exercise of options exercisable within 60 days at an exercise price of $3.00. Does not include 32,812 shares that Mr. Winn may acquire upon exercise of options not exercisable within 60 days at an exercise price of $3.00 per share.

                              GENERAL INFORMATION

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee.

     The Audit Committee is composed of Dr. Kapoor (Chairman), Mr. Hays and Mr. Pankow. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. The Audit Committee held one meeting in 1998.

     The Company's Compensation Committee is composed of Dr. McGroddy (Chairman), Dr. Kapoor and Mr. Knudson. The duties of this Committee are to recommend to the Board remuneration for officers of the Company, to determine the number and issuance of options pursuant to the Company's stock option plans and to recommend the establishment of and to monitor a compensation and incentive program for all executives of the Company. The Compensation Committee held five meetings in 1998.

     The Board of Directors held seven meetings in 1998. All of the Directors attended at least 75% of the total number of Board meetings and meetings of committees on which they served during the period they served thereon in 1998.

     The Company pays independent Directors $7,500 per annum, plus $500 for each Board of Directors meeting attended in person and $250 for each Board of Directors meeting attended by telephone. Members who serve on either the Audit or Compensation Committees are paid $300 for each meeting attended in person and $150 for each meeting attended by telephone. Committee chairmen also are paid $500 per annum. Independent Directors (other than Dr. Kapoor) also receive annually ten year non-qualified stock options to purchase 3,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

EXECUTIVE COMPENSATION


                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each other executive officer of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1998.

                                                                                      LONG-TERM
                                                         ANNUAL COMPENSATION         COMPENSATION
                                                   -------------------------------   ------------
                                                                         OTHER        SECURITIES
                                                                         ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR     SALARY    COMPENSATION     OPTIONS
---------------------------                        ----    --------   ------------   ------------
Ramesh C. Trivedi................................  1998    $279,840     $42,501        120,000
  Chief Executive Officer and President            1997    $264,000     $50,400         20,000
                                                   1996    $264,000     $50,000        316,907
Mark W. Winn.....................................  1998    $118,333     $    --             --
  Chief Financial Officer                          1997(1) $ 38,333     $ 8,316         45,000

---------------
(1) Mr. Winn commenced employment with the Company on September 2, 1997.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1998 Stock Option Plan to Dr. Trivedi and Mr. Winn (collectively, the "Named Executive Officers") during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                                                PERCENT OF
                                                 NUMBER OF        TOTAL
                                                   SHARES        OPTIONS
                                                 UNDERLYING     GRANTED TO     EXERCISE
                                                  OPTIONS      EMPLOYEES IN    PRICE PER    EXPIRATION
NAME                                             GRANTED(1)    FISCAL YEAR     SHARE(2)        DATE
----                                             ----------    ------------    ---------    ----------
Ramesh C. Trivedi..............................   120,000          16.6%         $3.00       8/27/08
Mark W. Winn...................................    45,000           6.2%         $3.00       8/27/08

---------------
(1) Stock options are granted at the discretion of the Compensation Committee of the Company's Board of Directors. Stock options have a 10-year term and vest periodically over a period not to exceed five years.

(2) The Compensation Committee of the Company's Board of Directors may elect to reduce the exercise price of any option to the current fair market value of the Common Stock if the value of the Common Stock has declined from the date of grant.

     The following table summarizes for each of the Named Executive Officers the total number of unexercised options, if any, held at December 31, 1998, and the aggregate dollar value of in-the-money, unexercised options, held at December 31, 1998. The value of the unexercised, in-the-money options at December 31, 1998, is the difference between their exercise or base price and the value of the underlying Common Stock on December 31, 1998. The closing sale price of the Common Stock on The Nasdaq SmallCap Market on December 31, 1998 was $3.125 per share.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

                            SHARES ACQUIRED            NUMBER OF SECURITIES
                            UPON EXERCISE OF                UNDERLYING                 VALUE OF UNEXERCISED
                         OPTIONS DURING FISCAL         UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                                  1998                 AT DECEMBER 31, 1998             DECEMBER 31, 1998
                         ----------------------    ----------------------------    ----------------------------
                                       VALUE
NAME                      NUMBER      REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     --------    ----------    -----------    -------------    -----------    -------------
Ramesh C. Trivedi......    None         None       334,510           102,397        $987,754(1)      $12,800(2)
Mark W. Winn...........    None         None             0            45,000               0(3)      $ 5,625(3)

---------------
(1) Represents value of options to purchase 316,907 shares at an exercise price of $0.07 per share and options to purchase 17,603 shares at an exercise price of $3.00 per share.

(2) Represents value of options to purchase 102,397 shares at an exercise price of $3.00 per share.

(3) Represents value of options to purchase 45,000 shares at an exercise price of $3.00 per share.

                              REPRICING OF OPTIONS


                                                                                                  LENGTH OF
                                     NUMBER OF       MARKET                                        ORIGINAL
                                    SECURITIES      PRICE OF                                     OPTION TERM
                                    UNDERLYING      STOCK AT     EXERCISE PRICE OF                REMAINING
                         REPRICE/     OPTIONS       TIME OF      STOCK AT TIME OF      NEW        AT DATE OF
                         REGRANT    REPRICED OR   REPRICING OR     REPRICING OR      EXERCISE    REPRICING OR
NAME                       DATE       AMENDED      AMENDMENT         AMENDMENT        PRICE       AMENDMENT
----                     --------   -----------   ------------   -----------------   --------   --------------
Ramesh C. Trivedi......  8/28/98      120,000        $3.00         20,000 @ $6.13     $3.00      8 yrs. 7 mos.
                                                                  100,000 @ $4.75                9 yrs. 6 mos.
Mark W. Winn...........  7/28/98       45,000        $3.00         25,000 @ $8.25     $3.00     9 yrs. 10 mos.
                                                                  20,000 @ $4.875                9 yrs. 8 mos.


     The Compensation Committee of the Board of Directors approved the replacement of these options to Dr. Trivedi and Mr. Winn, and options to other employees of the Company, at an exercise price of $3.00 per share, having concluded that the principal purpose of the Company's stock option program (i.e., to provide an equity incentive to employees to remain in the employment of the Company and to work diligently in its best interests) would not be achieved for those employees holding options exercisable above the market price of the Common Stock.


CERTAIN TRANSACTIONS



     The Company, James C. McGroddy, John N. Kapoor, Gerald D. Knudson, Manfred Schmitt and M.Y. Dogmoch are equity investors in, and have made loans to, a Dutch company for investment in, and to finance the operations of, the Marbella clinic. Messrs. McGroddy, Kapoor and Knudson are directors of the Company. The equity interest of each investor was acquired for a nominal amount. Each of the investors agreed to provide financing in the form of loans in proportion to their equity interests. As of June 30, 1999, the equity interest and loans of the Company and these other investors in the Marbella clinic was as follows:



---------------------------------------------------------------------------------
                                                                      AMOUNT OF
                                                                        LOANS
  NAME OF INVESTOR IN THE MARBELLA CLINIC      EQUITY INTEREST        (IN EUROS)
---------------------------------------------------------------------------------
 Company....................................             23.21%           503,091
---------------------------------------------------------------------------------
 James C. McGroddy..........................              8.70%           188,648
---------------------------------------------------------------------------------
 John N. Kapoor.............................              8.70%           188,648
---------------------------------------------------------------------------------
 Gerald Knudson.............................              1.91%            62,897
---------------------------------------------------------------------------------
 Manfred Schmitt............................             28.25%           612,611
---------------------------------------------------------------------------------
 M.Y. Dogmoch...............................             11.86%           256,411
---------------------------------------------------------------------------------
 Others.....................................             17.37%           229,729
---------------------------------------------------------------------------------
 Total......................................            100.00%         2,042,035
---------------------------------------------------------------------------------



The Board of Directors has accelerated the vesting of options granted to James
C. McGroddy, Paul A.H. Pankow, Patrick G. Hays and Gerald D. Knudson, effective at the closing, and has amended all of their options so they do not terminate as a result of their resignation from the Board in connection with the closing, but continue for the remainder of the term specified in their options.



     The following table sets forth information concerning stock granted to the independent Directors.



---------------------------------------------------------------------------------------------------------------
                                      NUMBER OF SHARES
                                         UNDERLYING           UNVESTED       EXERCISE PRICE       EXPIRATION
               NAME                        OPTIONS            OPTIONS           PER SHARE            DATE
---------------------------------------------------------------------------------------------------------------
 James C. McGroddy.................               25,000             7,812               $5.00          1/24/07
                                                   3,500             1,094                5.00          1/24/07
                                                   1,666               659               5.625          5/14/07
                                                   3,500                 0              3.9375          1/23/08
                                                   3,500             3,500              1.5625          4/27/09
---------------------------------------------------------------------------------------------------------------
 Paul A.H. Pankow..................                2,704                 0                2.07          7/26/06
                                                   3,500             1,094                5.00          1/24/07
                                                   1,666               659               5.625          5/14/07
                                                   3,500                 0              3.9375          1/23/08
                                                   3,500             3,500              1.5625          4/27/09
---------------------------------------------------------------------------------------------------------------
 Gerald D. Knudson.................                3,500             1,385               5.625          5/14/07
                                                   3,500                 0              3.9375          1/23/08
                                                   3,500             3,500              1.5625          4/27/09
---------------------------------------------------------------------------------------------------------------
 Patrick G. Hays...................                3,500             1,385               5.625          5/14/07
                                                   3,500                 0              3.9375          1/23/08
                                                   3,500             3,500              1.5625          4/27/09
---------------------------------------------------------------------------------------------------------------



     The Company plans to enter into a distribution agreement with a German company of which Manfred Schmitt is the principal owner, as a condition of the Sale. As a result of open market purchases of Common Stock and warrants subsequent to the public announcement of the letter of intent concerning the Sale, as of August 20, 1999, the record date of the Special Meeting, Mr. Schmitt beneficially owned slightly more than five percent of the Common Stock. See "Proposal to Approve Sale of Shares and Warrants -- Distribution

Agreement" for a summary of the distribution agreement and "Stock Ownership of Certain Beneficial Owners and Management" for information concerning Mr. Schmitt's ownership of the Company's Common Stock.


INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Special Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended December 31, 1991. They have no financial interest, either direct or indirect, in the Company.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to be presented at the Special Meeting except the proposed Sale described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' proxies will be voted in favor of the proposed Sale. If any other matters come before the Special Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

                                          By Order of the Board of Directors

                                          Mark W. Winn, Secretary

Davis, California

September   , 1999

                       INTEGRATED SURGICAL SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


AUDITED FINANCIAL STATEMENTS:
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheet at December 31, 1998.............   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1998................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997 and 1998....................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1998................................   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED FINANCIAL STATEMENTS:
Consolidated Balance Sheet at June 30, 1999.................  F-21
Consolidated Statements of Operations for the six months
  ended June 30, 1999 and 1998..............................  F-22
Consolidated Statements of Cash Flows for the six months
  ended June 30, 1999 and 1998..............................  F-23
Notes to Consolidated Financial Statements for the six
  months ended June 30, 1999................................  F-24

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Integrated Surgical Systems, Inc.

     We have audited the accompanying consolidated balance sheet of Integrated Surgical Systems, Inc. as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrated Surgical Systems, Inc. at December 31, 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Sacramento, California
February 12, 1999

                       INTEGRATED SURGICAL SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                                  ASSETS
Current assets:
  Cash and cash equivalents.................................  $    223,581
  Short-term investments....................................     2,024,278
  Accounts receivable.......................................     1,905,138
  Inventory.................................................     3,005,658
  Other current assets......................................       464,421
                                                              ------------
Total current assets........................................     7,623,076
Net property and equipment..................................     1,350,839
Leased equipment, net.......................................       641,411
Long-term net investment in sales-type leases...............       262,334
Intangible assets, net......................................     3,014,978
Other assets................................................       272,532
                                                              ------------
                                                              $ 13,165,170
                                                              ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,475,754
  Value added taxes payable.................................       347,584
  Accrued payroll and related expenses......................       471,278
  Customer deposits.........................................       896,276
  Accrued product retrofit costs............................       135,348
  Current portion of bank loans.............................       897,021
  Other current liabilities.................................       732,594
                                                              ------------
Total current liabilities...................................     4,955,855
Bank loans, long term.......................................         7,505
Note payable................................................       143,200
Commitments and contingencies (Notes 10 and 11)
Stockholders' equity:
  Convertible preferred stock, $0.01 par value, 1,000,000
     shares authorized, 3,520 shares issued and outstanding
     ($3,520,000 aggregate liquidation value)...............            35
  Common stock, $0.01 par value, 15,000,000 shares
     authorized; 5,650,400 shares issued and outstanding....        56,504
  Additional paid-in capital................................    42,343,287
  Deferred stock compensation...............................       (85,638)
  Preferred stock discount..................................      (239,736)
  Accumulated other comprehensive income....................       207,216
  Accumulated deficit.......................................   (34,223,058)
                                                              ------------
Total stockholders' equity..................................     8,058,610
                                                              ------------
                                                              $ 13,165,170
                                                              ============

                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1997            1998
                                                              -----------    ------------
Net sales...................................................  $ 4,933,824    $  6,146,434
Cost of sales...............................................    2,182,842       3,413,221
                                                              -----------    ------------
                                                                2,750,982       2,733,213
Operating expenses:
  Selling, general and administrative.......................    3,701,264       6,216,240
  Research and development..................................    3,063,925       6,602,550
  Stock compensation........................................      155,474         131,352
  In-process research and development acquired..............      331,668              --
                                                              -----------    ------------
                                                                7,252,331      12,950,142
Other income (expense):
  Interest income...........................................      214,913         240,959
  Interest expense..........................................      (26,495)       (124,095)
  Foreign currency gain (loss)..............................     (147,390)        129,158
  Loss realized on equity investment in Marbella High Care
     B.V....................................................           --        (317,000)
  Other, net................................................       32,028          47,263
                                                              -----------    ------------
Loss before provision for income taxes......................   (4,428,293)    (10,240,644)
Provision for income taxes..................................       49,811          27,235
                                                              -----------    ------------
Net loss....................................................   (4,478,104)    (10,267,879)
Preferred stock accretion...................................           --        (376,264)
                                                              -----------    ------------
Net loss applicable to common stockholders..................  $(4,478,104)   $(10,644,143)
                                                              ===========    ============
Basic and diluted net loss per share........................  $     (1.20)   $      (1.91)
                                                              ===========    ============
Shares used in computing basic net loss per share...........    3,737,318       5,584,639
                                                              ===========    ============


                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   CONVERTIBLE                                                                      ACCUMULATED
                                 PREFERRED STOCK      COMMON STOCK       ADDITIONAL      DEFERRED     PREFERRED        OTHER
                                 ---------------   -------------------     PAID-IN        STOCK         STOCK      COMPREHENSIVE
                                 SHARES   AMOUNT    SHARES     AMOUNT      CAPITAL     COMPENSATION    DISCOUNT       INCOME
                                 ------   ------   ---------   -------   -----------   ------------   ----------   -------------
Balance at December 31, 1996...     --     $--     3,361,161   $33,611   $25,807,264    $(426,417)    $       --     $  8,657
  Exercise of stock options....     --      --        18,374       184        18,416           --             --           --
  Issuance of stock options to
    consultant.................     --      --            --        --        23,270           --             --           --
  Issuance of warrants to
    consultant.................     --      --            --        --        65,625           --             --           --
  Acquisition of IMMI..........     --      --       619,355     6,194     3,883,356           --             --           --
  Issuance of common stock to
    consultant.................     --      --         4,500        45        28,215           --             --           --
  Sale of common stock, net of
    offering expenses..........     --      --     1,500,000    15,000     8,425,103           --             --           --
  Stock compensation expense...     --      --            --        --       (31,413)     186,887             --           --
  Comprehensive loss:
    Net loss...................     --      --            --        --            --           --             --           --
    Foreign currency
      translation
      adjustments..............     --      --            --        --            --           --             --       17,615
  Comprehensive loss...........     --      --            --        --            --           --             --           --
                                 -----------------------------------------------------------------------------------------------
Balance at December 31, 1997...     --      --     5,503,390    55,034    38,219,836     (239,530)            --       26,272
  Exercise of stock options....     --      --       142,010     1,420        14,313           --             --           --
  Issuance of stock options to
    consultant.................     --      --            --        --       208,386           --             --           --
  Sale of common stock
    warrants...................     --      --            --        --         6,930           --             --           --
  Sale of convertible preferred
    stock and warrants, net of
    offering expenses..........  3,520      35         5,000        50     3,300,362           --             --           --
  Stock compensation expense...     --      --            --        --       (22,540)     153,892             --           --
  Preferred stock discount.....     --      --            --        --       616,000           --       (616,000)          --
  Preferred stock accretion....     --      --            --        --            --           --        376,264
  Comprehensive loss:
    Net loss...................     --      --            --        --            --           --             --           --
    Unrealized gains of
      securities...............     --      --            --        --            --           --             --       50,626
    Foreign currency
      translation
      adjustments..............     --      --            --        --            --           --             --      130,318
  Comprehensive loss...........     --      --            --        --            --           --             --           --
                                 -----------------------------------------------------------------------------------------------
Balance at December 31, 1998...  3,520     $35     5,650,400   $56,504   $42,343,287    $ (85,638)    $ (239,736)    $207,216
                                 ===============================================================================================


                                                   TOTAL
                                 ACCUMULATED    STOCKHOLDERS
                                   DEFICIT         EQUITY
                                 ------------   ------------
Balance at December 31, 1996...  $(19,100,811)  $  6,322,304
  Exercise of stock options....            --         18,600
  Issuance of stock options to
    consultant.................            --         23,270
  Issuance of warrants to
    consultant.................            --         65,625
  Acquisition of IMMI..........            --      3,889,550
  Issuance of common stock to
    consultant.................            --         28,260
  Sale of common stock, net of
    offering expenses..........            --      8,440,103
  Stock compensation expense...            --        155,474
  Comprehensive loss:
    Net loss...................    (4,478,104)    (4,478,104)
    Foreign currency
      translation
      adjustments..............            --         17,615
                                                ------------
  Comprehensive loss...........            --     (4,460,489)
                                                ------------
Balance at December 31, 1997...   (23,578,915)    14,482,697
  Exercise of stock options....            --         15,733
  Issuance of stock options to
    consultant.................            --        208,386
  Sale of common stock
    warrants...................            --          6,930
  Sale of convertible preferred
    stock and warrants, net of
    offering expenses..........            --      3,300,447
  Stock compensation expense...            --        131,352
  Preferred stock discount.....            --             --
  Preferred stock accretion....      (376,264)            --
  Comprehensive loss:
    Net loss...................   (10,267,879)   (10,267,879)
    Unrealized gains of
      securities...............            --         50,626
    Foreign currency
      translation
      adjustments..............            --        130,318
                                                ------------
  Comprehensive loss...........            --    (10,086,935)
                                                ------------
Balance at December 31, 1998...  $(34,223,058)  $  8,058,610

                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1997            1998
                                                              -----------    ------------
Cash flows from operating activities:
Net loss....................................................  $(4,478,104)   $(10,267,879)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................      228,788         579,666
  In-process research and development acquired..............      331,678              --
  Amortization of intangible assets.........................      279,680         839,040
  Stock compensation........................................      155,474         131,352
  Issuance of stock options to consultant...................       23,270         208,386
  Unrealized gain on short-term investments.................           --          50,626
  Equity in net loss of Marbella High Care B.V. ............           --         317,000
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (809,338)       (478,596)
    Inventory...............................................     (894,739)     (1,110,320)
    Other current assets....................................     (155,998)          9,188
    Accounts payable........................................      532,121          65,539
    Value added taxes payable...............................      160,809         (91,098)
    Accrued payroll and related expenses....................      126,997          54,655
    Customer deposits.......................................       13,672         757,604
    Other current liabilities...............................       46,592         262,217
    Note payable............................................          778            (203)
                                                              -----------    ------------
Net cash used in operating activities.......................   (4,438,320)     (8,672,823)
Cash flows from investing activities:
  Purchase of short-term investments........................           --      (2,024,278)
  Investment in Marbella High Care B.V. ....................           --        (563,273)
  Investment in sales-type lease............................     (453,250)             --
  Principal payments received on sales-type lease...........       19,967          88,425
  Purchases of property and equipment.......................     (376,573)     (1,746,127)
  Payments in connection with purchase of subsidiary, net of
    cash acquired...........................................     (118,880)             --
  Decrease (increase) in other assets.......................        4,446         (12,868)
                                                              -----------    ------------
Net cash used in investing activities.......................     (924,290)     (4,258,121)
Cash flows from financing activities:
  Proceeds from bank loans..................................       71,422         678,447
  Payments on bank loans....................................      (94,421)        (69,138)
  Proceeds from sale of preferred stock and warrants........           --       3,300,447
  Net proceeds from sale of common stock and warrants.......    8,440,103           6,930
  Proceeds from exercise of stock options...................       18,600          15,733
                                                              -----------    ------------
Net cash provided by financing activities...................    8,435,704       3,932,419
Effect of exchange rate changes on cash and cash
  equivalents...............................................       17,615         130,318
                                                              -----------    ------------
Net increase (decrease) in cash and cash equivalents........    3,090,709      (8,868,207)
Cash and cash equivalents at beginning of year..............    6,001,079       9,091,788
                                                              -----------    ------------
Cash and cash equivalents at end of year....................  $ 9,091,788    $    223,581
                                                              ===========    ============
Supplemental disclosure of cash flow information:
Cash paid for interest......................................  $    25,392    $    118,925

                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.  DESCRIPTION OF BUSINESS

     Integrated Surgical Systems, Inc. (the "Company") was incorporated on October 1, 1990 in Delaware. The Company develops, manufactures, markets and services computer-controlled, image-directed robotic products for surgical applications. The Company's principal product is the ROBODOC(R) Surgical Assistant System (ROBODOC(R)), which is designed for orthopedic applications. ROBODOC(R) is currently marketed in Europe.

     On September 5, 1997, the Company acquired all of Innovative Medical Machines International, S.A.'s ("IMMI") issued and outstanding capital stock, stock warrants and convertible debt in a transaction accounted for as a purchase (Note 3). IMMI develops, manufactures and markets image guided robotic devices for surgical applications. Its principal product is the NeuroMate(R), a computer controlled surgical robot supporting neurosurgical procedures.

     On June 1, 1994, the Company acquired all shares of Gasfabriek Thijssen Holding BV (later renamed Integrated Surgical Systems BV), a non-operating Netherlands corporation, for approximately $4,000. The acquisition was accounted for as a purchase. Integrated Surgical Systems BV purchases and licenses products and technology from Integrated Surgical Systems, Inc. for distribution in Europe and other markets.

2.  SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

     The financial position and results of operations of IMMI and Integrated Surgical Systems BV are measured using their respective local currencies. The subsidiary balance sheet accounts are translated at the year-end exchange rate and statement of operations amounts are translated at the average exchange rate for the period. Translation adjustments are recorded as a separate component of stockholders' equity. Foreign currency transaction gain (loss) was ($147,390) and $129,158 during the years ended December 31, 1997 and December 31, 1998, respectively.

REVENUE RECOGNITION

     Revenues from sales without significant Company obligations beyond delivery are recognized upon delivery of the products. Revenues pursuant to agreements which include significant Company obligations beyond delivery are deferred until the Company's remaining obligations are insignificant. Revenues are recognized net of any deferrals for estimated future liabilities under contractual product warranty provisions. Estimated future product retrofit costs for ROBODOC(R) sold for clinical trials have been accrued in the accompanying financial statements. Future retrofit costs are those expected to be required to update ROBODOC(R) to the equivalent level of performance expected to be approved by the Food and Drug Administration ("FDA").

RESEARCH AND DEVELOPMENT

     Software development costs incurred subsequent to the determination of the product's technological feasibility and prior to the product's general release to customers are not material to the Company's financial position or results of operations, and have been charged to research and development expense in the

                       INTEGRATED SURGICAL SYSTEMS, INC.

accompanying consolidated statements of operations. Grants received from third parties for research and development activities are recorded as reductions of expense over the term of the agreement as the related activities are conducted. Research and development costs are expensed as incurred.

CONCENTRATION OF CREDIT RISK


     The Company sells its products to companies in the healthcare industry and performs periodic credit evaluations of its customers and generally does not require collateral. The Company believes that adequate provision for uncollectible accounts receivable has been made in the accompanying financial statements. The Company maintains substantially all of its cash at four financial institutions.


FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company invests its excess cash in various investment grade, interest-bearing securities. As of December 31, 1998, cash equivalents and short-term investments consisted of money market mutual funds, U.S. Treasury Strips and a certificate of deposit. The Company has not experienced any losses on such investments.

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. At December 31, 1998, the Company's entire portfolio of investments is classified as available-for-sale. These securities are stated at fair market value, determined based on quoted market prices, with the unrealized gains and losses reported in a separate component of stockholders' equity.

     The amortized cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, over the estimated life of the security. Such amortization is included in interest income. Realized gains and losses were not material in any year presented. The cost of securities sold is based on the specific identification method.

     For purposes of reporting cash flows, the Company considers highly liquid investments with original maturities of three months or less as cash equivalents.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying values of the bank loans approximate their fair values as of December 31, 1998, based on current incremental borrowing rates for similar types of borrowing arrangements.

     Active markets for the Company's other financial instruments that are subject to the fair value disclosure requirements of Statement of Financial Accounting Standards No. 107, which consist of long-term lease receivables and notes payable, do not exist and there are no quoted market prices for these assets and liabilities. Accordingly, it is not practicable to estimate the fair values of such financial instruments because of the limited information available to the Company and because of the significance of the cost to obtain independent appraisals for this purpose.

                       INTEGRATED SURGICAL SYSTEMS, INC.

INTANGIBLE ASSETS

     The Company continually evaluates the value and future benefits of its intangible assets. The Company assesses recoverability from future operations using cash flows and income from operations of the related acquired business as measures. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the related intangible assets. There have been no adjustments to the carrying amounts of intangible assets resulting from these evaluations as of December 31, 1998.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of 3 to 5 years, or the lease term, whichever is shorter.

NET INVESTMENT IN SALES-TYPE LEASES

     The net investment in sales-type leases consists of the following at December 31, 1998:

Total minimum lease payments receivable.....................  $388,904
Less unearned interest......................................   (38,828)
                                                              --------
Net investment in sales type leases.........................   350,076
Less current portion........................................   (87,742)
                                                              --------
Long-term net investment in sales-type leases...............  $262,334
                                                              ========

     The following represents future minimum lease payments to be received by the Company under its net investment in sales-type leases as of December 31, 1998:

1999......................................................  $106,667
2000......................................................   106,667
2001......................................................   106,667
2002......................................................    68,903
                                                            --------
                                                            $388,904
                                                            ========

OPERATING LEASES

     The Company leases certain of its ROBODOC systems to customers under cancelable operating leases. The typical lease period is 5 years and certain of the leases contain purchase options. The cost of equipment under operating leases as of December 31, 1998 was $733,781 and the related accumulated amortization thereon was $92,370.

INVENTORY

     Inventory is recorded at the lower of cost (first-in, first-out method) or market and consists of materials and supplies used in the manufacture and service support of the ROBODOC(R) and NeuroMate(TM) Systems. Inventory consists of the following at December 31, 1998:

Raw materials...............................................    $1,057,141
Work-in process.............................................       763,624
Finished goods..............................................     1,184,893
                                                                ----------
                                                                $3,005,658
                                                                ==========

                       INTEGRATED SURGICAL SYSTEMS, INC.

OTHER CURRENT LIABILITIES



     Other current liabilities at December 31, 1998 consisted of the following:

  Accrued warranty expenses...............................  $209,247
  Accrued liability for property and equipment............   173,136
  Accrued taxes payable...................................    68,902
  Other accrued U.S. expenses.............................   227,998
  Other accrued European expenses.........................    53,311
                                                            --------
                                                            $732,594
                                                            ========


STOCK-BASED COMPENSATION

     As permitted under the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

INCOME TAXES

     The liability method is used to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented on the basis set forth in Statement 128 (Note 10).

SIGNIFICANT CUSTOMERS AND FOREIGN SALES


     The Company recognized approximately 86% of its revenues from seven customers, each representing at least 10% of the Company's total revenue, during the year ended December 31, 1997 and 64% of its revenue from five customers each representing at least 14% of the Company's total revenue, during the year ended December 31, 1998. Foreign sales were approximately $6,005,000 in 1998 with 65% of sales in Germany, 21% in Spain and the remaining 15% in Austria and France. Foreign sales were approximately $4,919,000 in 1997 with 74% of sales in Germany and 26% in Austria.


NEW ACCOUNTING PRONOUNCEMENTS

     As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in

                       INTEGRATED SURGICAL SYSTEMS, INC.

stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     In June 1998, the Financial Accounting Standards Board issued Statement 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

RECLASSIFICATIONS

     Certain amounts reported in prior years financial statements have been reclassified to conform with the 1998 presentation.

3.  ACQUISITION OF IMMI

     Effective September 5, 1997, ISS acquired all of IMMI's issued and outstanding capital stock, stock warrants and convertible debt in a transaction accounted for as a purchase. The purchase price included 619,355 shares of ISS common stock with a fair market value of approximately $3.9 million and liabilities assumed and acquisition costs of approximately $1.1 million. The purchase agreement places certain restrictions on the future sale of the ISS stock issued in connection with the purchase for a period of eighteen months.

     The purchase price consists of the following:

619,355 shares of ISS common stock..........................    $3,889,549
Liabilities assumed.........................................       883,044
Acquisition costs...........................................       266,085
                                                                ----------
                                                                $5,038,678
                                                                ==========


     The Company retained independent valuation professionals to assist in the values to be assigned to the individual assets acquired including the intangibles and in-process research and development. A summary of the allocation of purchase price is as follows:



Tangible assets acquired....................................    $  573,302
Identified intangible assets................................     4,133,698
In-process research and development.........................       331,678
                                                                ----------
                                                                $5,038,678
                                                                ==========



     Intangible assets consist primarily of developed technology relating to the NeuroMate(R). Accumulated amortization on intangible assets was $1,118,720 as of December 31, 1998. In the opinion of ISS and IMMI management, the developed technology was completed and had alternative future uses. The estimated useful lives are expected to range from 3 to 5 years. ISS management did not believe that technological feasibility of the acquired in-process research and development had been established. Further, ISS management believed the acquired in-process research and development has no alternative future uses. Therefore, the amount allocated to in-process research and development was required to be immediately expensed under generally accepted accounting principles. The valuation of the acquired research and development and of the other individual assets was that of management.

                       INTEGRATED SURGICAL SYSTEMS, INC.

     The following represents unaudited proforma statement of operations information as if the acquisition of IMMI occurred on January 1, 1997.

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1997
                                                          ------------
                                                          (UNAUDITED)
Revenue...............................................    $ 5,554,000
                                                          ===========
Net loss..............................................    $(5,394,000)
                                                          ===========
Basic net loss per share..............................    $     (1.24)
                                                          ===========

     The above proforma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the transaction actually occurred on January 1, 1997, nor is it necessarily indicative of future combined results of operations.

4.  SHORT-TERM INVESTMENTS

     Marketable debt securities are classified as available for sale and consist of 1,849,000 shares of U.S. Treasury Strips. The shares have an original cost of $1,767,773 on August 11, 1998 and a fair market value of $1,818,399 at December 31, 1998. The shares mature on May 15, 1999. The shares noted above have been pledged as collateral for the line of credit with a bank (Note 7). The net unrealized holding gain as of December 31, 1998 of $50,626 has been included as a separate component of stockholders' equity.

     Additionally, the Company purchased a 1-year certificate of deposit in June 1998 having an original cost of $200,000 and a fair market value of $205,879 on December 31, 1998. The certificate of deposit is collateral under a letter of credit to the benefit of the lessor of the Company's U.S. facility. The letter of credit expires on June 30, 1999.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1998:

ROBODOC and NeuroMate System equipment......................  $ 1,039,261
Other equipment.............................................    1,677,695
Furniture and fixtures......................................      291,798
Leasehold improvements......................................       49,448
                                                              -----------
                                                                3,058,202
Less accumulated depreciation...............................   (1,707,363)
                                                              -----------
                                                              $ 1,350,839
                                                              ===========

6.  INVESTMENT IN MARBELLA HIGH CARE B.V.


     Other assets consist primarily of the Company's investment in and advances to Marbella High Care B.V. ("MBHC"). As of December 31, 1998, the Company owned 22% of the outstanding shares of MBHC and accounts for its investment under the equity method. The Company's gross investment in MBHC, including loans, was approximately $563,000 in 1998. For the year ended December 31, 1998, the Company recorded $317,000 of expense comprised of $142,000 for its portion of MBHC's net loss and a valuation allowance of $175,000 relating to its advances in MBHC for the period.

                       INTEGRATED SURGICAL SYSTEMS, INC.

7.  BANK LOANS AND NOTE PAYABLE

     Bank loans consist of the following at December 31, 1998:

Revolving line of credit established in June 1998 with an
  available amount of $1.5 million at December 31, 1998,
  with interest accruing at prime plus .75% per annum
  (aggregating 8.5% as of December 31, 1998) and expiring on
  June 15, 1999.............................................  $678,447
Revolving line of credit established in July 1996 for five
  years with an available amount of $196,900 at December 31,
  1998, with interest accruing at 7.15% per annum. The
  amount available decreases quarterly by 5% of the original
  amount beginning October 1996.............................   196,900
Bank term loan with monthly principal and interest payments
  of approximately $1,762 over three years from May 1997,
  with interest accruing at 5.75% per annum.................    29,179
                                                              --------
                                                               904,526
Less current portion........................................   897,021
                                                              --------
Long-term bank loans........................................  $  7,505
                                                              ========

     The $1.5 million revolving line of credit is secured by a security interest in the Company's marketable securities with a carrying value of $1,818,399 at December 31, 1998. The Company is required to maintain sufficient collateral equal to or greater than the credit limit, plus $100,000.

     The bank term loan is secured by substantially all of IMMI's tangible assets (with a net book value of approximately $1,804,000 at December 31, 1998) and is guaranteed by the Company.

     The Company received an interest free loan with a balance of $143,200 at December 31, 1998 from a grant organization for the development of a new system. In the case of failure of the project, the grant organization may decide to forgive all or part of the repayments. If the Company sells either a license for the related technology, the prototype developed, or articles manufactured specifically for the research project, 50% of the revenue must be paid to the grant organization in the subsequent year, up to the balance of the loan amount outstanding. According to the contract, any such payments would be considered to be an advance repayment of the loan. The Company has not made any sales of this type through December 31, 1998.

8.  STOCKHOLDERS' EQUITY

COMMON STOCK

     As of December 31, 1998 the Company has reserved a total of 8,333,782 shares of common stock pursuant to Series A Convertible Preferred Stock, warrants and options outstanding and reserved for future issuance.

INITIAL PUBLIC OFFERING

     In November 1996, the Company sold in its initial public offering, a total of 1,525,000 shares of common stock at $5.00 per share and 1,753,750 warrants at $0.10 per warrant. In addition, the Company sold to its underwriter warrants to purchase an additional 305,000 shares for total consideration of $10.00. The net proceeds after underwriters' commissions and fees and other costs associated with the offering were approximately $6,137,000.

     Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, subject to adjustment in certain events, at any time during the period commencing November 20, 1997, and thereafter for a period of four years. The warrants are subject to redemption by the Company at $0.10 per warrant at any time during the exercise period on not less than 30 days prior written notice to the holders of

                       INTEGRATED SURGICAL SYSTEMS, INC.

the warrants provided certain criteria regarding the price performance of the Company's common stock are met.

EUROPEAN OFFERING

     On November 20, 1997, the Company sold 1,500,000 shares of Common Stock at approximately $7.00 per share in an offering to European investors (the "European Offering"). In addition, the Company sold to its underwriters in the European Offering warrants to purchase an additional 150,000 shares for nominal consideration. The net proceeds of the European Offering were approximately $8,440,000.

     Each of the warrants issued to the European Offering underwriters entitles the holder to purchase one share of common stock at an exercise price of $8.26 per share at any time during the period commencing November 21, 1998, and thereafter for a period of four years.

CONVERTIBLE PREFERRED STOCK

     As part of a Stock Purchase Agreement in December 1995 the Company sold a warrant for $1,333,333 to purchase 1,386,390 shares of Series D Preferred Stock at $0.01 per share, and in February 1996 sold a warrant for $666,667 to purchase 693,194 shares of Series D Preferred Stock at $0.01 per share. On October 29, 1997, the Company and IBM executed an amendment to the Stock Purchase Agreement pursuant to which the Company and IBM agreed that these combined warrants to purchase 2,079,584 shares of Series D Preferred Stock would be exercisable only for 2,079,584 shares of Common Stock at $0.01 per share. The warrants expire on December 31, 2005 and have not been exercised as of December 31, 1998. Also on October 29, 1997, the Company delivered to CA IB Investmentbank AG ("CA IB") an agreement not to issue any shares of Common Stock, or any warrants, options or other rights to subscribe for or purchase shares of Series D Preferred Stock, or any other securities convertible into or exercisable or exchangeable for, Series D Preferred Stock, without the consent of CA IB. In addition, the Company's management caused the Board of Directors to present a resolution at the annual meeting of the Company's stockholders to amend the Company's Restated Certificate of Incorporation to eliminate the Series D Preferred Stock therefrom. On April 28, 1998 elimination of Series D Preferred Stock was adopted by the Company's stockholders.

     In November 1996, the Board of Directors amended, and the stockholders subsequently approved, the Company's Articles of Incorporation to authorize 1,000,000 shares of undesignated preferred stock. Preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and designation of any such series without any vote or action by the Company's stockholders.

     In September 1998, the Company received net proceeds of $3,300,447 from the sale of 3,520 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and warrants ("Warrants") to purchase 44,000 shares of common stock ("Common Stock").

     The Series A Preferred Stock is convertible into shares of Common Stock, at the option of the holder, commencing December 9, 1998, subject to certain limitations, discussed below. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is equal to the quotient of (x) the product of $1,000 (the stated value of each share of Series A Preferred Stock) and the number of shares of Series A Preferred Stock to be converted and (y) 85% of the lowest sale price of the Common Stock on the Nasdaq SmallCap Market during the five trading days preceding the date of conversion (the "Market Price"), but in no event more than $4.96 (the "Conversion Price"). As of December 31, 1998, the number of common shares issuable upon conversion was 1,731,262.

     Holders of Series A Preferred Stock may convert 25% of their shares commencing December 9, 1998, 50% of their shares commencing January 8, 1999, 75% of their shares commencing February 7, 1999 and 100%

                       INTEGRATED SURGICAL SYSTEMS, INC.

of their shares commencing March 9, 1999. The Company may require holders to convert all (but not less than all) of the Series A Preferred Stock at any time after August 24, 2001, or buy out all outstanding shares, at the then Conversion Price.

     The value assigned to the beneficial conversion feature, as associated with the Market Price as determined using the quoted market price of the Company's common stock on the date the Series A Preferred Stock was sold, amounted to $616,000, which represents a discount to the value of the Series A Preferred Stock (the "Discount"). The Discount is being accreted using the straight-line method through March 9, 1999. Approximately $376,000 of the Discount was accreted in 1998.

     Holders of Series A Preferred Stock are not entitled to dividends and have no voting rights, unless required by law or with respect to certain matters relating to the Series A Preferred Stock.

     The Company may redeem the Series A Preferred Stock upon written notice to the holders of the Series A Preferred Stock at any time after the earlier of January 10, 1999 and the closing of a registered firm underwritten secondary offering of equity securities, at a redemption price equal to the greater of $1,500 per share and the Market Price of the Shares of Common Stock into which such Series A Preferred Stock could have been converted on the date of the notice of redemption.

     The Warrants are exercisable at any time during the period commencing March 5, 1999 and ending March 5, 2002, at an exercise price of $4.31, subject to adjustment. The Conversion Price and the number of shares of Common Stock issuable upon conversion are subject to adjustment based upon certain future events.

ISSUANCE OF STOCK AND STOCK WARRANTS

     In September 1997, the Company issued 4,500 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock (with an aggregate estimated fair value of $93,885) to Rickel & Associates, Inc. for services performed in connection with the acquisition of IMMI. The warrants have an exercise price of $7.50 per share and expire in September 2002.

     In September 1998, the Company issued 5,000 shares of Common Stock (with an aggregate estimated fair value of $20,625) to Trinity Capital Advisors, Inc. for services performed in connection with the Series A Preferred Stock offering.

STOCK OPTION PLANS

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options.

     The Company established a stock option plan in 1991 (the "1991 Plan") and on December 13, 1995, it established a new stock option plan (the "1995 Plan"). The Company adopted a third plan on April 28, 1998 (the "1998 Plan"). Certain employees of the Company surrendered their options under the 1991 Plan in return for new and additional options granted under the 1995 Plan. During the year ended December 31, 1998, the Company reduced the exercise prices of certain outstanding stock options with exercise prices ranging from $4.31 to $8.63 (377,752 options) to $3.00 per share which was the fair market value of common stock as determined by the Company's Board of Directors on the date of repricing. Officers, employees, directors and consultants to the Company may participate in the Plans. Options granted under the Plans may be incentive stock options or non-statutory stock options. 2,099,070 shares of the Company's common stock have been reserved for issuance under the Plans. Options granted generally have a term of ten years from the date of the grant. The exercise price of incentive stock options granted under the Plans may not be less than 100% of the

                       INTEGRATED SURGICAL SYSTEMS, INC.

fair market value of the Company's common stock on the date of the grant. The exercise price of non-statutory stock options granted under the Plans may not be less than 85% of the fair market value of the Company's common stock on the date of the grant. For a person who, at the time of the grant, owns stock representing 10% of the voting power of all classes of Company stock, the exercise price of the incentive stock options or the non-statutory stock options granted under the Plans may not be less than 110% of the fair market value of the common stock on the date of the grant.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1998, respectively: risk-free interest rates of 6.0% and 5.0%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.55 and 0.77; and an expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information follows:

                                                      1997            1998
                                                   -----------    ------------
Pro forma net loss...............................  $(4,624,429)   $(10,997,076)
Pro forma basic net loss per share...............  $     (1.24)   $      (1.97)

     Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

     The following summarizes activity under the Plans for the years ended December 31, 1997 and 1998:

                                                                      WEIGHTED
                                                      NUMBER OF       AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------    --------------
Outstanding at December 31, 1996 (at $0.07 to $7.84
  per share)........................................    947,184        $0.42
  Granted (at $5.00 to $8.88 per share).............    354,334         6.60
  Canceled (at $.07 to $8.25 per share).............    (79,771)        4.38
  Exercised (at $.07 to $3.33 per share)............    (18,374)        1.01
                                                      ---------
Outstanding at December 31, 1997 (at $0.07 to $8.88
  per share)........................................  1,203,373         1.97
  Granted (at $2.84 to $6.06 per share).............    724,252         3.23
  Canceled (at $.07 to $8.88 per share).............   (456,356)        5.33
  Exercised (at $.07 to $2.07 per share)............   (142,010)        0.11
                                                      ---------
Outstanding at December 31, 1998 (at $0.07 to $8.88
  per share)........................................  1,329,259        $1.93
                                                      =========

     All options granted in 1997 and 1998 were granted with option prices equal to the fair market value of the Company's stock on the grant date. The weighted average exercise price of options granted in 1997 was $6.60 and the weighted average grant date fair value of these options was $3.16.

                       INTEGRATED SURGICAL SYSTEMS, INC.

     The weighted average exercise price of options granted in 1998 with option prices equal to the fair market value of the Company's stock on the grant date was $3.23 and the weighted average grant date fair value of these options was $1.47.


     The following summarizes information related to options outstanding and options exercisable at December 31, 1998:


                                                    WEIGHTED AVERAGE
                                      WEIGHTED         REMAINING                        WEIGHTED
     EXERCISE          OPTIONS        AVERAGE       CONTRACTUAL LIFE     OPTIONS        AVERAGE
      PRICE          OUTSTANDING   EXERCISE PRICE      (IN YEARS)      EXERCISABLE   EXERCISE PRICE
------------------   -----------   --------------   ----------------   -----------   --------------
      $0.07             696,348        $0.07              7.1            598,475         $0.07
      $2.07               6,760        $2.07              7.5              4,084         $2.07
$2.84    -   $3.00      374,502        $3.00              9.7             28,477         $3.00
$3.13    -   $3.94       50,750        $3.67              9.7                 --            --
$4.00    -   $4.88       40,500        $4.71              9.4                 --            --
$5.00    -   $6.13      106,399        $5.35              8.1             50,220         $5.29
$7.00    -   $8.88       54,000        $7.98              8.8             17,024         $7.98
                      ---------        -----              ---            -------         -----
                      1,329,259        $1.93              8.2            698,280         $0.77
                      =========        =====              ===            =======         =====

     Of the options outstanding at December 31, 1998, options to purchase 698,280 shares of common stock were immediately exercisable at a weighted-average exercise price of $0.77 per share. A total of 197 shares were still available for grant under the 1995 Plan at December 31, 1998. A total of 421,248 shares were still available for grant under the 1998 Plan at December 31, 1998.

     During the year ended December 31, 1996, the Company recorded deferred stock compensation of $783,666 relating to stock options granted during the period with exercise prices less than the estimated fair value of the Company's common stock, as determined by an independent valuation analysis, on the date of grant. The deferred stock compensation is being amortized into expense over the vesting period of the stock options which generally range from 3 to 5 years. Deferred compensation relating to stock options which vested immediately was expensed on the date of grant. The Company recorded a reduction of $31,413 and $22,540 in deferred stock compensation relating to canceled options in 1997 and 1998, respectively. Compensation expense of $155,474 and $131,352 was recorded during the years ended December 31, 1997 and 1998, respectively, relating to these options. The remaining $85,638 will be amortized into expense in future periods.

9.  INCOME TAXES

     The income tax provisions for the years ended December 31, 1997 and 1998 are comprised of currently payable state franchise taxes and currently payable foreign income taxes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

     Deferred taxes result from temporary differences in the recognition of certain revenue and expense items for income tax and financial reporting purposes. The significant components of the Company's deferred taxes as of December 31, 1997 and 1998 are as follows:

                                                               1997           1998
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryover............................  $ 4,677,000    $ 5,842,000
  Research and development................................      223,000        285,000
  Accrued product retrofit costs..........................       21,000         54,000
  Inventory...............................................       93,000        330,000
  Depreciation............................................      126,000        109,000
  Stock compensation......................................      220,000        256,000
  Loss on investment......................................           --        230,000
  Deferred income.........................................           --        358,000
  Other...................................................      158,000        248,000
                                                            -----------    -----------
                                                              5,518,000      7,712,000
Less: Valuation allowance.................................   (5,518,000)    (7,712,000)
                                                            -----------    -----------
Net deferred taxes........................................  $        --    $        --
                                                            ===========    ===========

     The Company expects the carryforward amounts will not be utilized prior to the expiration of the carryforward periods.

     The principal reasons for the difference between the effective income tax rate and the federal statutory income tax rate are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                               1997           1998
                                                            -----------    -----------
Federal benefit expected at statutory rates...............  $(1,506,000)   $(3,481,777)
Net operating loss with no current benefit................    1,506,000      3,481,777
Other taxes...............................................           --         14,000
Foreign income taxes......................................       49,811         13,235
                                                            -----------    -----------
                                                            $    49,811    $    27,235
                                                            ===========    ===========

     As a result of stock sales a change of ownership (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) has occurred. As a result of this change, the Company's federal and state net operating loss carryforwards generated through December 21, 1995 (approximately $14,300,000 and $2,600,000, respectively) will be subject to a total annual limitation in the amount of approximately $400,000.

     The Company has at December 31, 1998 a net operating loss carryover of approximately $16,200,000 for federal income tax purposes which expires between 2005 and 2013, a net operating loss carryforward of approximately $5,700,000 for state income tax purposes which expires through 2003, and a net operating loss carryforward of approximately $1,500,000 for foreign income tax purposes. The Company has at December 31, 1998 research and development credit carryovers of approximately $294,000 and $448,000 for federal and state income tax purposes, respectively.

     The Company paid $914 and $800 for income and franchise taxes during the years ended December 31, 1997 and 1998, respectively.

                       INTEGRATED SURGICAL SYSTEMS, INC.

10.  NET LOSS PER SHARE INFORMATION

     As of December 31, 1998, outstanding options to purchase 1,329,259 shares of common stock (with exercise prices ranging from $0.07 to $8.88), outstanding warrants to purchase 4,551,816 shares of common stock (with exercise prices from $0.07 to $8.26) and 1,731,262 shares of common stock issuable upon conversion of Series A Preferred Stock could potentially dilute basic earnings per share in the future and have not been included in the computation of diluted net loss per share because to do so would have been antidilutive for the periods presented.

11.  COMMITMENTS

     The Company leases its U.S. facility under a non-cancelable operating lease. The lease is for a term of seven years and expires on June 2, 2005. The lease provides for rent of $29,229 per month during the first year of the lease (plus real estate taxes and assessments, utilities and maintenance), subject to adjustment in subsequent years for cumulative increases in the cost of living index, not to exceed 4% per year.

     The Company leases its European facility under a non-cancelable operating lease. The lease is for a term of eight years and expires on 2006. The lease provides for rent of $7,197 per month.

     Future payments under non-cancelable facility operating leases are approximately as follows:

1999...................................................    $  422,000
2000...................................................       440,000
2001...................................................       450,000
2002...................................................       457,000
2003...................................................       465,000
Thereafter.............................................       424,000
                                                           ----------
                                                           $2,658,000
                                                           ==========

     Aggregate rental expense under these leases amounted to $135,000 and $309,000 during the years ended December 31, 1997 and 1998, respectively.

     Future minimum payments under non-cancelable equipment operating leases are approximately as follows:

1999.....................................................    $48,000
2000.....................................................     33,000
2001.....................................................      4,000
2002.....................................................         --
                                                             -------
                                                             $85,000
                                                             =======

     Rental expense for these non-cancelable equipment operating leases during the years ended December 31, 1997 and 1998 was approximately $17,000 and $41,000, respectively.

12.  CONTINGENCIES

     The Company has from time to time been notified of various claims incidental to its business that are not the subject of pending litigation. While the results of claims cannot be predicted with certainty, the Company believes that the final outcome of all such matters will not have a materially adverse effect on its consolidated financial position, results of operations or cash flows.

                       INTEGRATED SURGICAL SYSTEMS, INC.

13.  NIST GRANT

     During 1994, the Company received notification it was awarded a $1,960,000 National Institute of Science and Technology ("NIST") grant from the U.S. Department of Commerce ("USDC"). The grant is shared by the Company and two strategic partners to fund approximately 49% of a $4 million joint development project to adapt the ROBODOC System for use in hip revision surgery. The development project and related NIST Grant began in 1995. The Company received approximately $317,000 and $514,000 in proceeds under this grant during the years ended December 31, 1997, and 1998, respectively.

14.  ANVAR GRANT

     During 1996, IMMI received notification it was awarded a $222,492 grant from the French agency Agence Nationale de Valorisation de la Recherche ("ANVAR") which is a French national agency established to aid research and development projects. The grant is to fund the clinical tests to be performed at two university hospitals on the NeuroMate system over a period of fifteen months commencing March 1997. IMMI received $173,595 in proceeds under this grant during the year ended December 31, 1997. The grant income is being recognized ratably over the project period.

15.  EMPLOYEE STOCK PURCHASE PLAN


     Shareholders approved and the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "Purchase Plan") at the annual Shareholders meeting held April 28, 1998. The Purchase Plan provides all eligible employees an opportunity to acquire a proprietary interest in the Company on a payroll deduction or other compensation basis at a 15% discount. The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The Purchase Plan covers an aggregate of 300,000 shares of the Company's Common Stock. As of December 31, 1998, no offerings have been made to employees.

                       INTEGRATED SURGICAL SYSTEMS, INC.



                           CONSOLIDATED BALANCE SHEET


                                  (UNAUDITED)



                                                              JUNE 30, 1999
                                                               (UNAUDITED)
                                                              -------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  2,353,075
  Short-term investments....................................        45,696
  Accounts receivable.......................................       911,959
  Inventory.................................................     3,890,201
  Other current assets......................................       407,798
                                                              ------------
Total current assets........................................     7,608,729
Property and equipment, net.................................     1,102,843
Leased equipment, net.......................................       595,316
Long-term net investment in sales type leases...............       582,087
Intangible assets, net......................................     2,595,458
Other assets................................................       272,314
                                                              ------------
          Total assets......................................  $ 12,756,747
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,775,190
  Value-added taxes payable.................................       386,864
  Accrued payroll and related expenses......................       450,116
  Customer deposits.........................................     1,544,990
  Accrued product retrofit costs............................       135,348
  Current portion of bank loans.............................       159,573
  Other current liabilities.................................     1,017,205
                                                              ------------
          Total current liabilities.........................     6,469,286
Note payable................................................       157,000
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $0.01 par value 1,000,000
     shares authorized; 3,730 shares issued and
     outstanding............................................            37
     ($3,730,000 aggregate liquidation value)
  Common stock, $0.01 par value, 50,000,000 shares
     authorized; 8,576,955 shares issued and outstanding....        85,769
  Additional paid-in capital................................    46,458,881
  Deferred stock compensation...............................       (55,068)
  Preferred stock discount..................................      (404,334)
  Accumulated other comprehensive loss......................      (487,499)
  Accumulated deficit.......................................   (39,467,325)
                                                              ------------
          Total stockholder's equity........................     6,130,461
                                                              ------------
                                                              $ 12,756,747
                                                              ============


                See notes to consolidated financial statements.

                       INTEGRATED SURGICAL SYSTEMS, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                 JUNE 30,                      JUNE 30,
                                        --------------------------    --------------------------
                                           1999           1998           1999           1998
                                        -----------    -----------    -----------    -----------
Net Sales.............................  $   629,236    $ 2,027,220    $ 2,915,959    $ 3,410,580
Cost of Sales.........................      446,238        978,110      1,551,617      1,600,883
                                        -----------    -----------    -----------    -----------
                                            182,998      1,049,110      1,364,342      1,809,697
Operating expenses:
  Selling, general and
     administrative...................    1,495,357      1,782,831      3,071,972      3,160,472
  Research and development............    1,196,240      1,864,869      2,825,946      3,355,153
  Stock compensation..................       15,286         18,000         30,571         36,000
                                        -----------    -----------    -----------    -----------
                                          2,706,883      3,665,700      5,928,489      6,551,625
Other income (expense):
  Interest income.....................      103,088         65,528        140,216        165,636
  Other...............................        6,718         80,126       (281,469)        69,806
                                        -----------    -----------    -----------    -----------
Loss before provision for income
  taxes...............................   (2,414,079)    (2,470,936)    (4,705,400)    (4,506,486)
Provision for income taxes............       15,565         15,145         30,259         24,196
                                        -----------    -----------    -----------    -----------
Net loss..............................   (2,429,644)    (2,486,081)    (4,735,659)    (4,530,682)
Preferred stock accretion.............     (263,969)            --       (508,607)            --
                                        -----------    -----------    -----------    -----------
Net loss applicable to common
  stockholders........................  $(2,693,613)   $(2,486,081)   $(5,244,266)   $(4,530,682)
                                        ===========    ===========    ===========    ===========
Basic net loss per common share.......  $     (0.40)   $     (0.44)   $     (0.84)   $     (0.81)
Shares used in computing basic net
  loss per-share......................    6,713,469      5,608,976      6,220,227      5,568,467


                 See notes to consolidated financial statements

                       INTEGRATED SURGICAL SYSTEMS, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                  (UNAUDITED)



                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(4,735,659)   $(4,530,682)
Adjustment to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................      358,817        197,866
  Amortization of intangible assets.........................      419,520        419,520
  Gain on sale of short term investments....................      (50,626)            --
  Stock compensation........................................       30,570         36,000
  Issuance of stock options to consultants..................       49,414        105,942
  Changes in operating assets and liabilities...............
     Accounts Receivable....................................      993,179     (1,417,151)
     Inventory..............................................     (884,543)    (1,181,439)
     Other current assets...................................       56,623       (121,523)
     Accounts payable.......................................    1,299,435       (249,631)
     Value added taxes payable..............................       39,280        303,291
     Accrued payroll and related expenses...................      (21,162)        66,743
     Customer deposits......................................      648,714        387,651
     Payable to subcontractors..............................           --        (38,656)
     Other current liabilities..............................      284,611        400,580
     Note Payable...........................................       13,800           (605)
                                                              -----------    -----------
Net cash used in operating activities.......................   (1,498,027)    (5,622,094)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Sale of short term investments..............................    1,978,582             --
Net investments in sales type leases........................     (319,753)        50,717
Purchases of property and equipment.........................      (64,726)      (431,552)
(Increase) decrease in other assets.........................          218       (453,746)
                                                              -----------    -----------
Net cash provided by (used in) investing activities.........    1,594,321       (834,581)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on bank loans......................................     (744,953)       (43,644)
Net proceeds from sale of preferred stock and warrants......    3,405,912             --
Proceeds from sale of common stock warrants.................           --          6,930
Proceeds from exercise of stock options.....................       16,330          9,874
                                                              -----------    -----------
Net cash provided by (used in) financing activities.........    2,677,289        (26,840)
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (644,089)        23,909
                                                              -----------    -----------
Net increase (decrease) in cash and cash equivalents........    2,129,494     (6,459,606)
Cash and cash equivalents at beginning of period............      223,581      9,091,788
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $ 2,353,075    $ 2,632,182
                                                              ===========    ===========



                See notes to consolidated financial statements.

                       INTEGRATED SURGICAL SYSTEMS, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                                 JUNE 30, 1999



NOTE A -- BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in Integrated Surgical Systems, Inc.'s annual report on Form 10-KSB for the year ended December 31, 1998.



NOTE B -- INVENTORIES



     The components of inventory consist of the following:



                                                              JUNE 30, 1999
                                                              -------------
Raw Materials...............................................   $1,325,052
Work in process.............................................      869,810
Finished goods..............................................    1,695,339
                                                               ----------
                                                               $3,890,201
                                                               ==========



NOTE C -- CONVERTIBLE PREFERRED STOCK



     In June 1999, the Company received net proceeds of $707,455 from the sale of 750 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") and warrants ("Warrants") to purchase 9,375 shares of common stock ("Common Stock"), par value $.01 per share.



     The Series C Preferred Stock is convertible (the "Beneficial Conversion Feature") into shares of Common Stock, at the option of the holder, commencing September 9, 1999, subject to certain limitations, discussed below. The number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock is equal to the quotient of (x) the product of $1,000 (the stated value of each share of Series C Preferred Stock) and the number of shares of Series C Preferred Stock to be converted and (y) 85% of the lowest sale price of the Common Stock on the Nasdaq SmallCap Market during the five trading days preceding the date of conversion (the "Market Price"), but in no event more than $2.4843 (the "Conversion Price").



     Holders of Series C Preferred Stock may convert 25% of their shares commencing September 9, 1999, 50% of their shares commencing October 9, 1999, 75% of their shares Commencing November 8, 1999 and 100% of their shares commencing December 8, 1999. The Company may require holders to convert all (but not less than all) of the Series C Preferred Stock at any time after June 10, 2002, or buy out all outstanding shares, at the then Conversion Price.



     Holders of Series C Preferred Stock may convert 100% of their shares prior to December 8, 1999 if the maximum conversion price of $2.4843 is exceeded on the Nasdaq SmallCap Market. The maximum conversion price of $2.4843 was exceeded on June 16, 1999 and 100% of the Series C Preferred Stock became eligible for conversion.



     The value assigned to the Beneficial Conversion Feature, as determined using the quoted market price of the Company's common stock on the date the Series C Preferred Stock was sold, amounted to $132,353, which represents a discount to the value of the Series C Preferred Stock (the "Discount".) The Discount is

                       INTEGRATED SURGICAL SYSTEMS, INC.

being accreted 100% in June 1999 due to 100% of the Series C Preferred Stock becoming eligible for conversion on June 16, 1999.



     In connection with the sale of the Series C Convertible Preferred Stock, the Company agreed to reduce the exercise price on the 44,000 warrants issued to the purchaser as part of the sale of its Series A Convertible Preferred Stock from $3.59 to $2.00. The incremental fair value assigned as a result of the reduction in exercise price of the Series A warrants amounted to $11,440 and has been recorded as a dividend to the preferred shareholders.



     Holders of Series C Preferred Stock are not entitled to dividends and have no voting rights, unless required by law or with respect to certain matters relating to the Series C Preferred Stock.



     The Company may redeem the Series C Preferred Stock upon written notice to the holders of the Series C Preferred Stock at any time after the earlier of December 10, 1999 and the closing of a registered firm underwritten secondary offering of equity securities, at a redemption price equal to the greater of $1,500 per share and the Market Price of the Shares of Common Stock into which such Series C Preferred Stock could have been converted on the date of the notice of redemption.



     The Warrants are exercisable at any time during the period commencing December 10, 1999 and ending December 9, 2003, at an exercise price of $1.8301, subject to adjustment. The Conversion Price and the number of shares of Common Stock issuable upon conversion are subject to adjustment based upon certain future events.



     In June 1999, the Company received net proceeds of $1,844,960 from the sale of 2,000 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") and warrants ("Warrants") to purchase 25,000 shares of common stock ("Common Stock"), par value $.01 per share.



     The Series D Preferred Stock is convertible (the "Beneficial Conversion Feature") into shares of Common Stock, at the option of the holder, commencing September 29, 1999, subject to certain limitations, discussed below. The number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock is equal to the quotient of (x) the product of $1,000 (the stated value of each share of Series D Preferred Stock) and the number of shares of Series D Preferred Stock to be converted and (y) 85% of the lowest sale price of the Common Stock on the Nasdaq SmallCap Market during the five trading days preceding the date of conversion (the "Market Price"), but in no event more than $3.9375 (the "Conversion Price").



     Holders of Series D Preferred Stock may convert 25% of their shares commencing September 29, 1999, 50% of their shares commencing October 29, 1999, 75% of their shares. Commencing November 28, 1999 and 100% of their shares commencing December 28, 1999. The Company may require holders to convert all (but not less than all) of the Series D Preferred Stock at any time after June 30, 2002, or buy out all outstanding shares, at the then Conversion Price.



     The value assigned to the Beneficial Conversion Feature, as determined using the quoted market price of the Company's common stock on the date the Series D Preferred Stock was sold, amounted to $352,941, which represents a discount to the value of the Series D Preferred Stock (the "Discount".) The Discount is being accreted using the straight-line method through December 28, 1999.



     Holders of Series D Preferred Stock may convert 100% of their shares prior to December 28, 1999 if the maximum conversion price of $3.9375 is exceeded on the Nasdaq SmallCap Market.



     Holders of Series D Preferred Stock are not entitled to dividends and have no voting rights, unless required by law or with respect to certain matters relating to the Series D Preferred Stock.



     The Company may redeem the Series D Preferred Stock upon written notice to the holders of the Series D Preferred Stock at any time after the earlier of December 30, 1999 and the closing of a registered

                       INTEGRATED SURGICAL SYSTEMS, INC.

firm underwritten secondary offering of equity securities, at a redemption price equal to the greater of $1,500 per share and the Market Price of the Shares of Common Stock into which such Series D Preferred Stock could have been converted on the date of the notice of redemption.



     The Warrants are exercisable at any time during the period commencing December 30, 1999 and ending December 29, 2003, at an exercise price of $2.9006, subject to adjustment. The Conversion Price and the number of shares of Common Stock issuable upon conversion are subject to adjustment based upon certain future events.



NOTE D -- NET LOSS PER SHARE



     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net loss per share amounts have been presented on the basis set forth in Statement 128.



     As of June 30, 1999, outstanding options to purchase 1,325,170 shares of Common Stock (with exercise prices ranging from $0.07 to $8.63) and outstanding warrants to purchase 4,654,691 shares of Common Stock (with exercise prices ranging from $0.01 to $8.26) could potentially dilute basic earnings per share in the future and have not been included in the computation of diluted net loss per share because to do so would have been antidilutive for the periods presented.

                                                                      APPENDIX I

                       INTEGRATED SURGICAL SYSTEMS, INC.

                      STOCK AND WARRANT PURCHASE AGREEMENT

     THIS STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement") is entered into
as of June   , 1999, by and among INTEGRATED SURGICAL SYSTEMS, INC., a Delaware corporation (the "COMPANY") and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as "PURCHASERS" and each individually as a "PURCHASER").

                                    RECITALS

     WHEREAS, the Company has authorized the sale and issuance of an aggregate of Two Million Nine Hundred Twenty Two Thousand Three Hundred Ninety Six (2,922,396) shares of its Common Stock (the "SHARES"); and

     WHEREAS, the Company has authorized the sale and issuance of warrants (each, a "WARRANT" and collectively, the "WARRANTS") to purchase up to a number of shares of its Common Stock such that the number of shares issuable upon exercise of the Warrants, together with the Shares, equals forty percent (40%) of the fully diluted shares of the Company (taking all convertible securities as converted into Common Stock, and all warrants exercisable for the purchase of Common Stock as exercised and such Common Stock purchased, as of the Closing
Date); and

     WHEREAS, Purchasers desire to purchase the Shares and the Warrants on the terms and conditions set forth herein; and

     WHEREAS, the Company desires to issue and sell the Shares and the Warrants to Purchasers on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1.  Agreement to Sell and Purchase

     1.1 Authorization of Shares and Warrants. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized (a) the sale and issuance to Purchasers of the Shares; (b) the sale and issuance to the Purchasers of the Warrants, which shall be in substantially the form attached as Exhibit B; and (c) the issuance of the shares of Common Stock to be issued to the Purchasers upon exercise of the Warrants.

     1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares and Warrants, at the Aggregate Purchase Price, set forth opposite such Purchaser's name on Exhibit A. Prior to issuance of the Warrants, if any, each Purchaser hereby agrees to pay to the Company the Aggregate Purchase Price as set forth opposite such Purchaser's name on the Exhibit A.

     2.  Closing; Delivery and Payment


     2.1 Closing. The closing of the sale and purchase of the Shares and the Warrants under this Agreement (the "CLOSING") shall take place at 10:00 a.m. on the tenth (10th) business day following the day on which the stockholders of the Company formally approve the issuance and sale of the Shares and the Warrants as contemplated by this Agreement, at the offices of Cooley Godward LLP, 3000 El Camino Real, Palo Alto, CA 94306 (the "SCHEDULED CLOSING DATE"), or at such other time or place as the Company and Purchasers may mutually agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE").

     2.2 Purchasers' Deliveries. The parties acknowledge and agree that the Purchasers have paid, and the Company has received, an advance payment on the Aggregate Purchase Price (as shown Exhibit A) in the total amount of Four Hundred Thousand United States Dollars (US$400,000). The Purchasers therefore will pay to the Company, by delivery to the Company of check(s) or wire transfer funds at the Closing, an aggregate amount equal to Three Million Six Hundred Thousand United States Dollars (US$3,600,000) (the "REMAINING PURCHASE PRICE") in full satisfaction of their payment obligations hereunder.

     2.3 Company's Deliveries. At the Closing, the Company will deliver to each Purchaser a certificate representing the number of Shares set forth opposite such Purchaser's name on Exhibit A, and a Warrant representing the right to purchase the number of shares of the Company's Common Stock set forth opposite such Purchaser's name on Exhibit A.

     3.  Representations, Warranties and Covenants of the Company


     Except as may be set forth on a Schedule of Exceptions delivered by the Company to the Purchasers concurrently with the execution of this Agreement specifically identifying the relevant Section hereof, the Company hereby represents and warrants to each Purchaser as follows as of the date hereof and as of the Closing Date, as to itself and each of its subsidiaries:


          3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has all requisite corporate power and authority to own and operate their properties and assets, and, on the part of the Company, to execute and deliver this Agreement and other instruments and documents as may be associated with this Agreement, including the Registration and Stockholder Rights Agreement in the form attached as Exhibit C (collectively, the "RELATED AGREEMENTS"), to issue and sell the Shares and the Warrants, and to carry out the provisions of this Agreement and the Related Agreements and the Certificate of Incorporation of the Company, as amended through the date of these representations and warranties, together with all Certificates of Designation filed in connection therewith (collectively, the "RESTATED CHARTER") and to carry on its business as presently conducted and as presently proposed to be conducted. The Company and each of its subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

          3.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.


          3.3 Capitalization; Voting Rights. The authorized issued and outstanding capital stock of the Company immediately prior to the Closing, and the par value thereof, will be as set forth on Part 3.3 of the Schedule of Exceptions, which shall also set forth the shares of the Company's capital stock which are reserved for future issuance to employees pursuant to the Company's 1998 Stock Option Plan. All issued and outstanding shares of the Company's Common Stock and Preferred Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and
     (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of all shares of the Company's capital stock are as stated in the Restated Charter. Other than the 391,182 shares reserved for issuance under the Company's 1998 Stock Option Plan, and except as may be granted pursuant to the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities, except as set forth and described on Part 3.3 of the Schedule of Exceptions. Of such reserved shares of Common Stock, (i) no shares have been issued pursuant to restricted stock purchase agreements, (ii) options to purchase 1,325,170 shares have been granted and are currently outstanding, and (iii) 391,182 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to such Stock Option Plan. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. When issued at Closing, the number of shares issuable upon exercise of the Warrants, together with the Shares, will equal forty percent (40%) of the fully diluted shares of the Company (taking all convertible securities as converted into Common Stock, and all warrants exercisable for the purchase of Common Stock as exercised and such Common Stock purchased, as of the Closing Date). Except as set forth on the Schedule of Exceptions, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company. This representation and warranty is made with respect to the Company only and not with respect to any subsidiary.


          3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the performance of the Company's obligations hereunder and thereunder, including the authorization, sale, issuance and delivery of the Shares and Warrants and the reservation of the equity securities issuable upon exercise of the Warrants has been taken or will be taken prior to the Closing or, in respect of the Warrants and the reservation of the equity securities issuable upon exercise of the Warrants, prior to the issuance of the Warrants. This Agreement, the Warrants and the Related Agreements, when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Shares and the Warrants, when issued in compliance with the provisions of this Agreement, will not violate any preemptive rights or rights of first refusal, will be issued in compliance with all applicable federal and State securities laws, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders through no action of the Company; provided, however, that the Shares and the Warrants may be subject to restrictions on transfer under State and/or federal securities laws as set forth herein or as otherwise required by such laws at the time the transfer is proposed. This representation and warranty is made with respect to the Company only and not with respect to any subsidiary.


          3.5 Financial Statements. The Company has made available to each Purchaser (a) its audited balance sheet as at December 31, 1998 and audited statement of income and cash flows for the twelve months ending December 31, 1998 and (b) its unaudited balance sheet as at, and its unaudited consolidated statement of operations and cash flows for the period beginning on January 1, 1999 and ending on the last day of the third full month before the month in which the Closing Date occurs (the "Statement Date") (collectively, the "FINANCIAL STATEMENTS"), in each case reflecting the operations and financial condition of the Company and each of its subsidiaries. The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 31, 1998 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.


          3.6 Liabilities. The Company has no material liabilities and, to the best of its knowledge, has no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

          3.7  Agreements; Action.

          (a) There are no oral or written agreements, proposed transactions or understanding to which the Company considers itself bound, between the Company and any of its officers, directors, affiliates or any affiliate thereof.

          (b) There are no agreements, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale or license agreements entered into in the ordinary course of business).

          (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, other than as disclosed in its periodic filings under the Securities Exchange Act of 1934; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (e) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

          3.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, shareholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and
     (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or shareholders of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or shareholders of the Company may own stock in publicly traded companies which may compete with the Company. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          3.9 Changes. Since the Statement Date, there has not been to the Company's knowledge:

             (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition, operations or prospects of the Company;

             (b) Any resignation or termination of any officer or key employee of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;

             (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

             (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

             (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

             (f) Any direct or indirect loans made by the Company to any shareholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

             (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

             (h) Any declaration or payment of any dividend or other distribution of the assets of the Company;

             (i) Any labor organization activity;

             (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

             (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

             (l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company; or

             (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

             (n) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

          3.10 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

          3.11 Patents and Trademarks. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as presently proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company and which are disclosed in the Schedule of Exceptions hereto.

          3.12  Compliance with Other Instruments.

          (a) The Company is not in material violation or default of any term of its Restated Charter or Bylaws, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ. The execution, delivery, and performance of and compliance with this Agreement and the Related Agreements, the issuance and sale of the Shares and Warrants pursuant hereto, and the issuance and sale of the Common Stock issuable upon exercise of the Warrants, will not, with or without the passage of time or giving of notice, result in any such material violation or default, or be in conflict with any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

          (b) The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company's loss of any right granted under any license, distribution agreement or other agreement required to be disclosed on the Schedule of Exceptions.

          3.13 Litigation. There is no action, suit, or proceeding pending, or to the Company's knowledge currently threatened, or to the Company's knowledge any investigation currently pending or threatened, against or involving the Company that questions the validity of this Agreement or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

          3.14 Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for in the Financial Statements.

          3.15 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. Except as disclosed in the Schedule of Exceptions, no employee has any agreement or contract, written or verbal, regarding his/her employment. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.

          3.16 Proprietary Information and Inventions Agreements. Each former and current employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement in the form(s) as delivered to the Purchasers. No current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's Proprietary Information and Inventions Agreement.

          3.17 Obligations of Management. Each officer of the Company is currently devoting one hundred percent (100%) of his/her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company's knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

          3.18  Registration Rights and Voting Rights.

          (a) Except as set forth in the Registration and Stockholder Rights Agreement or in Part 3.18 of the Schedule of Exceptions, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Registration and Stockholder Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

          (b) Except as may be set forth in Part 3.18 of the Schedule of Exceptions, to the Company's knowledge, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

          3.19 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Warrants, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

          3.20 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company's knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, "HAZARDOUS MATERIALS" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

          3.21 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Warrants will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

          3.22 Full Disclosure. The Company has made available to the Purchasers all information requested by the Purchasers in connection with their decision to purchase the Shares and the Warrants. Neither this Agreement, the Exhibits hereto, nor the Related Agreements contain any untrue statement of a material fact or, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the Exhibits hereto, the Related Agreements, the periodic filings made by the Company under the Securities Exchange Act of 1934, or in other documents delivered to Purchasers or their attorneys or agents in connection herewith.

          3.23 Minute Books. The minute books of the Company made available to the Purchasers contain a materially complete summary of all meetings of directors and shareholders since the time of incorporation.

          3.24 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

          3.25 Insurance. The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

     4.  Representations and Warranties of the Purchasers.

     Each Purchaser hereby represents and warrants to the Company as follows, with respect to such Purchaser and not with respect to any other Purchaser (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement) as of the date hereof and the Closing Date:

          4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements has been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

          4.2 Investment Representations. Purchaser understands that neither the Shares nor the Warrants have been registered under the Securities Act. Purchaser also understands that the Shares and the Warrants are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

             (a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

             (b) Acquisition for Own Account. Purchaser is acquiring the Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

             (c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

             (d) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

             (e) Company Information. Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

             (f) Rule 144. Purchaser acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or the resale of such Shares is permitted under Rule144 of the Securities Act subject to the satisfaction of each of the conditions set forth therein.

             (g) Residence. If Purchaser is an individual, then Purchaser resides in the location identified in the address of the Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its investment decision was made is located at the address or addresses of such Purchaser set forth on Exhibit A.

     5.  Conditions to Closing.

     5.1 Conditions to Purchasers' Obligations at the Closing. Purchasers' obligations to purchase the Shares and the Warrants at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties True; Performance of
     Obligations.  The representations and warranties made by the Company in
     Section 3 hereof shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, except as may have been agreed to in writing by the Purchasers prior to the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

          (b) Legal Investment. On the Closing Date, the sale and issuance of the Shares, and the proposed issuance of the Common Stock issuable upon exercise of the Warrants, shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

          (c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

          (d) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchasers, or against any person affiliated with the Purchasers, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement and the Related Agreements, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any such transactions.


          (e) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date, and certified copies thereof, in form and substance satisfactory to Purchasers' counsel, shall have been delivered to Purchasers.



          (f) Corporate Documents. The Company shall have delivered to Purchasers or their counsel copies of all corporate documents of the Company as Purchasers shall reasonably request.


          (g) Reservation of Shares to be Issued Upon Exercise of Warrants. The shares of the Company's Common Stock issuable upon exercise of the Warrants shall have been duly authorized and reserved for issuance upon such exercise.


          (h) Adverse Change. Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) of the Company and its subsidiaries since the date of this Agreement.



          (i) Financial Statements. An officer's certificate attaching the Financial Statements, and certifying their accuracy, completeness and compliance in other respects with the representations and warranties contained herein, shall have been delivered to the Purchasers at the time of execution of this Agreement and a receipt therefor executed by Purchasers.



          (j) Compliance Certificate. The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a), (c), (e), (g) and (h) of this Section 5.1 have been satisfied, and certifying, to the satisfaction of Purchasers and their counsel, that the number of shares issuable upon exercise of the Warrants, together with the Shares, equals forty percent (40%) of the fully diluted shares of the Company (taking all convertible securities as converted into Common Stock, and all warrants exercisable for the purchase of Common Stock as exercised and such Common Stock purchased, as of the Closing Date).



          (k) Registration and Stockholder Rights Agreement. A Registration and Stockholder Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties hereto.



          (l) Distribution Agreement.  The Company shall have entered into that
     certain Distribution Agreement dated as of [            , 1999], between
     and among the Company and SPARK 1st Vision Verwaltungs GmbH.



          (m) Board of Directors. Upon the Closing, the authorized size of the Board of Directors of the Company shall be five members and the Board shall consist of Falah Al-Khadi, Bernd Herrmann, and Urs Wettstein, John N. Kapoor and Dr. Ramesh C. Trivedi.



          (n) Legal Opinion. The Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in form and substance satisfactory to Purchasers' counsel.



          (o) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.


     5.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares and the Warrants at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties True. The representations and warranties in Section 4 made by those Purchasers acquiring Shares and the Warrants shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

          (b) Performance of Obligations. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

          (c) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

          (d) Registration and Stockholder Rights Agreement. A Registration and Stockholder Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties hereto.

          (e) Distribution Agreement.  The Company shall have entered into that
     certain [DISTRIBUTION AGREEMENT] dated as of [            , 1999], between
     and among the Company and SPARK 1st Vision Verwaltungs GmbH.


          (f) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements, including but not limited to, any consents, permits or approvals from the Securities and Exchange Commission necessary for the consummation of the transactions contemplated herein or for any precondition thereto (except for such as may be properly obtained subsequent to the Closing).

     6.  Termination.



     6.1  This Agreement may be terminated prior to the Closing:



          (a) by any Purchaser if (i) there is a material breach of any covenant or obligation of the Company, or (ii) any Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 5 has become impossible or impractical (other than as a result of any failure on the part of such Purchaser comply with or perform his or its covenants and obligations under this Agreement);



          (b) by any Purchaser at or after the Scheduled Closing Date if any condition set forth in Section 5 has not been satisfied by the Scheduled Closing Date; or



          (c) by any Purchaser if the Closing has not taken place on or before November 30, 1999 (other than as a result of any failure on the part of such Purchaser to comply with or perform his or its covenants and obligations under this Agreement).



     6.2 Termination Procedures. If any Purchaser wishes to terminate this Agreement pursuant to Section 6.1, the Purchaser shall deliver to the Company a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement.



     6.3  Effect of Termination.  If this Agreement is terminated pursuant to
Section 6.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that no party shall be relieved of any obligation or other liability arising from any breach by such party of any provision of this Agreement.



     6.4 Nonexclusivity of Termination Rights. The termination rights provided in Section 6.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 6.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other contract, under any statute, rule or other legal requirement, at common law, in equity or otherwise).



     7.  Miscellaneous.



     7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.



     7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby for a period of two (2) years following the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.



     7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares or the Warrants from time to time.



     7.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     7.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



     7.6  Amendment and Waiver.


     (a) This Agreement may be amended or modified only upon the written consent of the Company and holders of at least sixty-six and two-thirds percent
(66 2/3%) of the Shares (including any shares of the Company's Common Stock acquired by any Purchaser upon exercise of a Warrant).

     (b) The obligations of the Company and the rights of the holders of the Shares and the Warrants under the Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Shares (including any shares of the Company's Common Stock acquired by any Purchaser upon exercise of a Warrant).


     7.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Charter, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Restated Charter or any waiver on such party's part of any provisions or conditions of the Agreement, or the Related Agreements, or the Restated Charter must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or the Related Agreements, the Restated Charter, by law, or otherwise afforded to any party, shall be cumulative and not alternative.



     7.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying no less than delivery within 48 hours, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.



     7.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.



     7.10 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.



     7.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.



     7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



     7.13 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

     7.14 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and the Warrants.



     7.15 Confidentiality. Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement or the Related Agreements, discussions or negotiations relating to this Agreement or the Related Agreements, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section 6.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.



     7.16 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.



     7.17 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this STOCK AND WARRANT PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

                     COMPANY:                                           PURCHASERS:
INTEGRATED SURGICAL SYSTEMS, INC.                    ILTAG INTERNATIONAL LICENSING HOLDING S.A.L.

By: ----------------------------------------------   By:
                                                     -------------------------------------------------
                                                     Its:
Its:

                                                     -------------------------------------------------
                                                     Bernd Herrmann

                                                     -------------------------------------------------
                                                     Urs Wettstein

LIST OF EXHIBITS
SCHEDULE OF PURCHASERS                             Exhibit A
FORM OF WARRANT                                    Exhibit B
REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT      Exhibit C

                                                                       EXHIBIT A

                             SCHEDULE OF PURCHASERS

                                                      AMOUNT PAID         REMAINING         AGGREGATE
                 NAME AND ADDRESS                   PRIOR TO CLOSING    PURCHASE PRICE    PURCHASE PRICE
                 ----------------                   ----------------    --------------    --------------
Iltag International Licensing Holding S.A.L.......      $200,000          $1,800,000        $2,000,000
  [ADDRESS]
Bernd Herrmann....................................      $100,000          $  900,000        $1,000,000
  37 Avenue des Papalins
  MC-8000 Monaco
Urs Wettstein.....................................      $100,000          $  900,000        $1,000,000
  Gartenstrasse 33, 8002
  Zurich, Switzerland
                                                        --------          ----------        ----------
Totals............................................      $400,000          $3,600,000        $4,000,000
                                                        ========          ==========        ==========

                                                                       EXHIBIT B


                                                                   NO. PW-

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                     WARRANT TO PURCHASE             SHARES
                               OF COMMON STOCK OF
                       INTEGRATED SURGICAL SYSTEMS, INC.
                          [EXPIRES             , 2002]

     This certifies that           or its assigns (the "HOLDER"), for value
received, is entitled to purchase from Integrated Surgical Systems, Inc., a Delaware corporation (the "COMPANY"), having a place of business at 1850
Research Park Drive, Davis, CA 95616-4884, a maximum of           fully paid and
nonassessable shares (the "Exercise Shares") of the Company's Common Stock for cash at a price per share equal to [75% of the Aggregate Purchase Price shown on Exhibit A to the Stock and Warrant Purchase Agreement] divided by the maximum number of Exercise Shares as set forth herein (the "STOCK PURCHASE PRICE") at any time or from time to time, up to 5:00 p.m. on a date which is three (3) years from the date of this Warrant (the "EXPIRATION DATE"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

     This Warrant is subject to the following terms and conditions:

     1. Exercise; Issuance of Certificates; Payment for Shares. This Warrant is exercisable at the option of the Holder, at any time or from time to time up
to the Expiration Date, subject to the provisions of Section   , for all or any
part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder.

     2. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as set forth in Section 3 hereof) (i) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Restated Certificate of Incorporation, or (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Common Stock, together with all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all such shares of Common Stock, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company's Restated Certificate of Incorporation.

     3. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

          Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

          Dividends in Common Stock, Other Stock, Property,
     Reclassification. If at any time or from time to time the Holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

          Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, any cash paid or payable otherwise than as a cash dividend, or

             Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had it been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

          Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an "ORGANIC CHANGE"), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby; provided, however, that in the event the value of the stock, securities or other assets or property (determined in good faith by the Board of Directors of the Company) issuable or payable with respect to one share of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby is in excess of the Stock Purchase Price hereof effective at the time of a merger and securities received in such reorganization, if any, are publicly traded, then this Warrant shall expire unless exercised prior to such Organic Change. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holders of a majority of the warrants to purchase Common Stock then outstanding, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

          Certain Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this
     Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

          Notices of Change. Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Stock Purchase Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

             The Company shall give written notice to the Holder at least 10 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

             The Company shall also give written notice to the Holder at least 30 business days prior to the date on which an Organic Change shall take place.

     4. Registration Rights. The Holders shall have such registration and other rights as set forth in that certain Registration and Stockholder Rights Agreement of even date herewith.

     5. Issue Tax. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

     6. Closing of Books. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

     7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

     8. Warrants Transferable. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company's option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

     9. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

     10. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

     11. Notices. Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

     12. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

     13. Descriptive Headings and Governing Law. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

     14. Lost Warrants. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

     15. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers.

DATED:           , 1999                   INTEGRATED SURGICAL SYSTEMS, INC.
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

ATTEST:

---------------------------------------------------------
Secretary

EXHIBIT A

                               SUBSCRIPTION FORM

                                                        Date: ____________, 19__

Integrated Surgical Systems, Inc.
[address]

Attn: President

Ladies and Gentlemen:

     The undersigned hereby elects to exercise the warrant issued to it by
               (the "Company") and dated                     ,      Warrant No.
PW-               (the "Warrant") and to purchase thereunder
shares of the Common Stock of the Company (the "Shares") at a purchase price of
               Dollars ($          ) per Share or an aggregate purchase price of
               Dollars ($          ) (the "Purchase Price").

     Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer.

                                          Very truly yours,

                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                       EXHIBIT C


                       INTEGRATED SURGICAL SYSTEMS, INC.

                 REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT

     THIS REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (THE "AGREEMENT") is
entered into as of the   day of                , 199 , by and among INTEGRATED
SURGICAL SYSTEMS, INC. a Delaware corporation (the "COMPANY") and the purchasers of the Company's Common Stock ("COMMON STOCK") set forth on Exhibit A of that certain Stock and Warrant Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT") and Exhibit A hereto. The purchasers of the Common Stock shall be referred to hereinafter as the "PURCHASERS" and each individually as a "PURCHASER." Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                                    RECITALS

     WHEREAS, the Company proposes to sell and issue the Shares pursuant to the Purchase Agreement, consisting of up to Two Million Nine Hundred Twenty Two Thousand Three Hundred Ninety Six (2,922,396) shares of its Common Stock AND WARRANTS (THE "WARRANTS") FOR THE PURCHASE OF UP TO AN ADDITIONAL NUMBER OF SHARES OF ITS COMMON STOCK SUCH THAT THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS, TOGETHER WITH THE SHARES, EQUALS FORTY PERCENT (40%) OF THE FULLY DILUTED SHARES OF THE COMPANY (TAKING ALL CONVERTIBLE SECURITIES AS CONVERTED INTO COMMON STOCK, AND ALL WARRANTS EXERCISABLE FOR THE PURCHASE OF COMMON STOCK AS EXERCISED AND SUCH COMMON STOCK PURCHASED, AS OF THE CLOSING
DATE); and

     WHEREAS, as a condition of entering into the Purchase Agreement, the Purchasers have requested that the Company extend to them registration rights, information rights and other rights as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

SECTION 1.  GENERAL

     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

          "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "REGISTRABLE SECURITIES" means (a) the Shares; (b) any Common Stock of the Company issued upon the exercise of the Warrants; and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under
     Section 2 of this Agreement are not assigned.

          "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities, including the Warrants.

          "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

     "SEC" or "COMMISSION" means the Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

          "SHARES" shall mean the Company's Common Stock issued pursuant to the Purchase Agreement and held by the Purchasers listed on Exhibit A hereto and their permitted assigns.

SECTION 2.  REGISTRATION; RESTRICTIONS ON TRANSFER

     2.1  Restrictions on Transfer.

     (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

          (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

          (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and
     (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

          (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder's family member or trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

     (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RE-

     CEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

     (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2  Demand Registration.

     (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities then outstanding (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $2,000,000 (a "QUALIFIED PUBLIC OFFERING")), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

     (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section
2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

     The Company shall not be required to effect a registration pursuant to this
Section 2.2:

          (i) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

          (ii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

          (iii) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company's intention to make a public offering within ninety (90) days;

          (iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

          (v) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

     2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten
     (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "HOLDER", and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
     Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

     2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

             (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders, or

             (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or

             (iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company's intention to make a public offering within ninety (90) days;

             (iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety
        (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

             (v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

             (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two
     (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

     2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section
2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section
2.4 to a demand registration.

     2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

     2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect as to any Holder and Registrable Securities held by such Holder when (i) all such Registrable Securities shall have been effectively registered under the Act and sold by the Holder in accordance with such registration; (b) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding Common Stock (treating all share of convertible Preferred Stock on an as converted basis)] or (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

     2.8  Delay of Registration; Furnishing Information.

     (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

     (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

     2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a

     Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this
     Section 2.9 exceed the net proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
     2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the [NET] proceeds from the offering received by such Holder.

          (e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires at least fifty thousand (200,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

     2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

     (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

     (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

     (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.  COVENANTS OF THE COMPANY

     3.1  Basic Financial Information and Reporting.

     (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

     (b) Unless otherwise made publicly available, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, to the extent requested by a Purchaser the Company will furnish each Purchaser a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

     (c) Unless otherwise made publicly available, the Company will furnish each Purchaser, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, to the extent requested by such Purchaser a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

     3.2 Inspection Rights. Each Holder of at least Five Hundred Thousand (500,000) shares of Common Stock ("MAJOR STOCKHOLDER") shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

     3.3 Confidentiality of Records. Each Purchaser agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Purchaser uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Purchaser may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Purchaser for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

     3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all Common Stock issuable from time to time upon such exercise.

     3.5 Visitation Rights. The Company shall allow one representative designated by each Purchaser the right to attend all meetings of the Company's Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

     3.6  Termination of Covenants.  All covenants of the Company contained in
Section 3 of this Agreement shall expire and terminate as to each Purchaser upon
(a) the sale, lease or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 3.8(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company (a "CHANGE IN CONTROL").

SECTION 4.  MISCELLANEOUS

     4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     4.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     4.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     4.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     4.6  Amendment and Waiver.

     (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least two-thirds (66 2/3%) of the Registrable Securities.

     (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent
(66 2/3%) of the Registrable Securities.

     (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as "PURCHASERS," "HOLDERS" and parties hereto.

     4.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     4.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying no less than delivery within 48 hours, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     4.9 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     4.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:                                                 PURCHASERS:

INTEGRATED SURGICAL SYSTEMS, INC.                        ILTAG INTERNATIONAL LICENSING HOLDINGS S.A.L.

By:                                                      By:
-------------------------------------------------        -------------------------------------------------
Its:                                                     Its:

                                                         -----------------------------------------------------
                                                         Bernd Hermann

                                                         -----------------------------------------------------
                                                         Urs Wettstein

                           PURCHASER RIGHTS AGREEMENT
                                 SIGNATURE PAGE

                       INTEGRATED SURGICAL SYSTEMS, INC.

                            1550 RESEARCH PARK DRIVE
                          DAVIS, CALIFORNIA 95616-4884

PROXY

     The undersigned, a holder of Common Stock of INTEGRATED SURGICAL SYSTEMS, INC., a Delaware corporation (the "Company"), hereby appoints DR. RAMESH C. TRIVEDI and MARK W. WINN, and each of them, the proxy of the undersigned, with full power of substitution, to attend represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Special Meeting of Stockholders of the Company to be held on October 6, 1999 and any adjournments thereof, as follows:



1. The approval of the issue and sale to ILTAG International Licensing Holding S.A.L., Bernd Herrmann and URS Wettstein of an aggregate of 2,922,240 shares of common stock and warrants to purchase an additional number of shares of common stock, at an exercise price of $1.02656 per share, that would give them 40% of the fully diluted Common Stock, for a total purchase price of $4 million.


  [    ] FOR            [    ] AGAINST            [    ] ABSTAIN

2. The transaction of such business as may properly come before the Special Meeting and any adjournments thereof.

    The undersigned hereby revokes any other proxy to vote at such Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereby, said proxies are authorized to vote in accordance with their best judgment.
                  (continued, and to be signed, on other side)

                          (continued from other side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF PROPOSAL 1.


    THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF A COPY OF THE NOTICE OF SPECIAL
MEETING DATED SEPTEMBER   , 1999 RELATING TO THE SPECIAL MEETING.


  Date:                               , 1999

       -----------------------------------                      ------------------------------------------------------------

                                                                ------------------------------------------------------------

                                                                ------------------------------------------------------------
                                                                               SIGNATURE(S) OF STOCKHOLDER(S)
                                                                The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock
                                                                Certificate. If stock is jointly held, all joint owners
                                                                should sign. When signing as attorney, executor,
                                                                administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full
                                                                corporate name, and give title of signing officer.

                                        THIS PROXY IS SOLICITED BY THE BOARD OF
                                        DIRECTORS OF INTEGRATED SURGICAL
                                        SYSTEMS, INC. PLEASE MARK, SIGN, DATE
                                        AND RETURN THE PROXY PROMPTLY USING THE
                                        ENCLOSED ENVELOPE.